Exhibit 10.26

OFFICE LEASE

THIS OFFICE LEASE is executed this 29th day of July, 2020 (the “Effective Date”), by and between GRE RIVERWORKS, LLC, a Delaware limited liability company (“Landlord”), and MARKFORGED, INC., a Delaware corporation (“Tenant”).

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

(a)       Premises (shown outlined on Exhibit A attached hereto): Suite C-10 of the building commonly known as Riverworks Innovation Center located at 480 Pleasant Street, Watertown, Massachusetts 02472 (the “Building”). The “Property” is the Building and the legal parcels on which it is situated having the address of 480 Pleasant Street, 452 Pleasant Street, 497 Pleasant Street, 525 Pleasant Street, 541 Pleasant Street, 76 Stanley Avenue and 5 Bridge Street, all in Watertown, Massachusetts. For all purposes hereunder, the Property shall also include any land or improvements now existing or hereafter acquired by Landlord or any of its affiliates which is either on or adjacent to the then-existing Property or in its vicinity and used exclusively in connection therewith.

(b)       Rentable Area: An agreed upon 36,291 rentable square feet on the first floor of the Building commonly known as Suite C-10 (the “Premises”). The Rentable Area will not be amended or modified except in connection with a physical expansion or contraction of the Premises or at the commencement of an Extension Term.

(c)       Tenant’s Share: 17.97% (based on an agreed upon 202,000 rentable square feet in the Building).

(d)       Base Rent:

Monthly Installment of Base
Period**	Rent
November 1, 2020 – October 31, 2021*	$130,042.75
November 1, 2021 – October 31, 2022*	$132,310.94
November 1, 2022 – October 31, 2023	$134,579.13
November 1, 2023 – October 31, 2024	$137,603.38
November 1, 2024 – October 31, 2025	$140,627.63
November 1, 2025 – October 31, 2026	$143,651.88
November 1, 2026 – October 31, 2027	$146,676.13
November 1, 2027 – July 31, 2028	$149,700.38

*Notwithstanding the foregoing, provided Tenant is not in Default under this Lease during the Abatement Period, Tenant’s obligation to pay Base Rent shall be abated from November 1, 2020 through and including April 30, 2021 and from November 1, 2021 through and including January 31, 2022 with respect to the Premises (together, the “Abatement Period”). If Tenant commits a Default and fails to cure same before Landlord files suit to terminate this Lease or regain possession of the Premises, then all sums so abated shall be immediately due and payable to Landlord. Notwithstanding such abatement of Base Rent, all other sums due under the Lease shall be payable as provided in the Lease.

(e)       Intentionally Deleted.

(f)       Term: The “Initial Term” shall commence on the Commencement Date (as defined in Section 2.01 and expire on July 31, 2028 (the “Expiration Date”) and may be extended pursuant to a timely exercised Extension Term.

(g)      Letter of Credit: $625,415.00

(h)      Broker(s): Paradigm Properties representing Landlord and Jones Lang LaSalle representing Tenant.

(i)        Permitted Use: Office, flex engineering, light assembly, R&D and light distribution and storage.

(j)        Address for notices and payments are as follows:

Landlord:	GRE Riverworks, LLC
c/o GEM Realty Capital, Inc.
900 N. Michigan Avenue
Suite 1450
Chicago, Illinois 60611
Attn: General Counsel

GRE Riverworks, LLC
c/o Paradigm Properties | Paradigm Capital Advisors
93 Summer Street, 2nd Floor
Boston, Massachusetts 02110
Attn: John Caldwell

With Rent	Via Wire/ACH:
Payments to:
Bank: Wells Fargo Bank, NA
San Francisco, CA
Wire/ACH Rt#: 121000248
Beneficiary: GRE Riverworks, LLC
Acct: 4651665408

Tenant:	Markforged, Inc.
480 Pleasant Street, Suite C-10
Watertown, Massachusetts 02472
Attn: Chief Financial Officer

With a copy to:	Markforged, Inc.
480 Pleasant Street, Suite C-10
Watertown, Massachusetts 02472
Attn: General Counsel

EXHIBITS: The Exhibits attached to this Lease are incorporated into and made a part of this Lease as if set forth herein in full. Capitalized terms used in the Exhibits but not defined therein shall have the meanings given to such terms in the Lease.

Exhibit A – Site Plan of Premises

Exhibit B – Tenant Improvements

Exhibit C – Intentionally Deleted

Exhibit D – Special Provisions

Exhibit E – Rules and Regulations

Exhibit F – Form of Letter of Credit

Exhibit G – Electrical Capacity

Exhibit H – Offer Space

Exhibit I – Cleaning Specifications

Section 1.02. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the “Common Areas”): the areas of the Building and the underlying land and improvements thereto, including, without limitation, amenities, hallways, elevators, lobbies, entrances, loading docks, driveways, parking areas, and sidewalks that are designed for use in common by all tenants of the Building and their respective employees, agents, contractors, representatives, customers, guests, invitees and others. Subject to Landlord’s policies and procedures and the supervision of Landlord and/or Landlord’s riser manager, Tenant shall also have access to and non-exclusive use of the conduits, chases, and telecommunications and utilities closets and access areas in the Building and on the Property as necessary to provide such services to the Premises in compliance with the terms of this Lease. Subject to the terms of this Lease, Landlord acknowledges and agrees that Tenant shall have the right to use the common hallways between the Premises and the Building loading dock for purposes of shipping and receiving of goods and materials, some of which will be received and transported in palletized form, as part of Tenant’s operations in the Premises.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01. Term. The Term shall commence on November 1, 2020.

Section 2.02. Intentionally Deleted.

Section 2.03. Construction of Tenant Improvements. Tenant is in occupancy of the Premises and accepts same in “AS IS” condition without representation or warranty by Landlord of any kind. Tenant shall be entitled to construct and install all leasehold improvements to the Premises (collectively, the “Tenant Improvements”) in accordance with Exhibit B attached hereto and made a part hereof. On the Commencement Date, the Base Building mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Premises shall be in good working order. Tenant’s obligations to pay Rent shall commence on the Commencement Date, subject to the Abatement Period, even though the Tenant Improvements shall not be completed.

Section 2.04. Surrender of the Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Premises to Landlord in broom-clean condition and in good order, condition and repair, reasonable wear and tear and damage by fire or other casualty excepted, (b) remove from the Premises or where located (i) Tenant’s Property (as defined in Section 8.01 below), (ii) all gas tanks, and (iii) any alterations required to be removed pursuant to Section 7.03 below, (c) restore any pits or trenches within the Premises, and (d) repair any damage caused by any such restoration and removal. Upon the expiration or earlier termination of this Lease, all of Tenant’s Property that is not removed within ten (10) days following Landlord’s written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of Tenant’s Property at Tenant’s cost without incurring any liability to Tenant. This Section 2.04 shall survive the expiration or any earlier termination of this Lease.

Section 2.05. Holding Over. If Tenant retains possession of the Premises after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance at one hundred fifty percent (150%) of the Base Rent and Annual Rental Adjustment (as hereinafter defined) for the Premises in effect upon the date of such expiration or earlier termination for the first thirty (30) days of such holdover and thereafter at two hundred percent (200%) of such Base Rent and Annual Rental Adjustment, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. In addition, Tenant shall be responsible for all damages sustained by Landlord on account of Tenant holding over. Notwithstanding the foregoing, if by written notice to Landlord delivered no later than 6 months prior to the then current Expiration Date (the “Hold Over Notice”), Tenant advises Landlord it will hold-over specifying the period of such hold-over (which period must be for either 1 or 2 months) (the “Hold Over Term”), then Tenant may, as a matter of right, remain in possession following the Expiration Date without being liable for damages during the Hold Over Term; provided, that the monthly Base Rent and Annual Rental Adjustment for the Hold Over Term shall be at the increased holdover rate(s) set forth above. In no event shall Tenant have the right to hold over in the Premises for more than 2 months beyond the then current Expiration Date unless agreed to in writing by Landlord and Tenant. Acceptance by Landlord of Rent (as defined in Section 3.03 below) after such expiration or earlier termination shall not result in a renewal of this Lease, nor shall such acceptance create a month-to-month tenancy. In the event a month-to-month tenancy is created by operation of law, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days’ prior written notice to the other, whether or not said notice is given on the date that any Rent is due. This Section 2.05 shall not be deemed a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event.

ARTICLE 3 - RENT

Section 3.01. Base Rent. Tenant shall pay to Landlord Base Rent in advance, without demand, abatement, counterclaim, recoupment, deduction or offset, except as otherwise expressly provided in this Lease, on the Commencement Date and thereafter, on or before the first day of each and every calendar month thereafter during the Term. The Base Rent for partial calendar months shall be prorated on the basis of the total number of days in the applicable calendar month. Tenant shall be responsible for delivering the Monthly Installments pursuant to the wire/ACH instructions set forth in Section 1.01(l) above in accordance with this Section 3.01.

Section 3.02. Annual Rental Adjustment Definitions.

(a)       “Annual Rental Adjustment” shall mean the amount of Tenant's Share of the amount by which the Expenses for a particular Calendar Year exceeds the Base Expenses and Tenant's Share of the amount by which the Real Estate Taxes for a particular Tax Year exceeds the Base Taxes, provided that such amount shall not be less than zero.

(b)       “Expenses” shall mean the amount of all of Landlord’s costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building and the Common Areas in good condition and repair for a particular Calendar Year, including by way of illustration and not limitation, the following: insurance premiums and deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other utility charges payable by Tenant pursuant to this Lease (or payable by other tenants in the Building); service and other charges incurred in the repair, replacement, operation and maintenance of the elevators and the heating, ventilation and air-conditioning system; management fees, which shall in no event exceed 3% of the gross revenues and receipts of the Property; costs associated with providing fitness and/or conference facilities, if any; cleaning and other janitorial services; painting; stormwater discharge fees; tools and supplies, costs, wages and related employee benefits but not above the level of senior property manager payable for the management, maintenance and operation of the Building; maintenance, repair and replacement of the driveways, parking areas, curbs and sidewalk areas (including snow and ice removal), landscaped areas, drainage strips, sewer lines, exterior walls, foundation, structural frame, roof, gutters and lighting; and maintenance and repair costs. The cost of any Expenses that are capital in nature (“Capital Expenses”) shall be excluded other than (x) costs incurred that are intended to effect savings in Expenses, and (y) costs incurred to comply with new Laws first in effect and applicable to the Property after the Commencement Date, in each case only as amortized over the expected useful life of the improvement (as reasonably determined by Landlord in accordance with generally accepted accounting principles), and in each Calendar Year of the Term only the amortized portion of such Capital Expenses shall be included, and such amortized portion shall be prorated with respect to any partial Calendar Year during the Term. The amortized cost of Capital Expenses may, at Landlord’s option, include actual interest at the rate that Landlord is required to pay to finance the cost of the Capital Expenses. Notwithstanding the foregoing, any Capital Expenses related to major repairs and replacements of the roof and structural supports or elements of the Building shall not be included in Expenses during the Term.

In no event shall Expenses include: as (i) any mortgage charges (including interest, principal, points and fees, and ground rent); (ii) costs in connection with leasing space in the Building, including advertising, brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; (iii) salaries of executives and owners or other employees to the extent not employed in the management/operation of the Building; (iv) the cost of work done by Landlord for or on behalf of a particular tenant; (v) the costs of any contributions made by Landlord to any tenant of the Building in connection with the build-out of its premises; (vi) Real Estate Taxes and the Real Estate Tax Exclusions; (vii) costs payable by individual tenants to suppliers; (viii) material increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other non-office tenant of the Building; (ix) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (x) advertising and other fees and costs incurred in procuring tenants; (xi) the cost of any items to the extent reimbursable by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xii) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xiii) costs incurred in connection with the sale, financing or refinancing of the Building; (xiv) fines, interest and penalties incurred due to the late payment of Real Estate Taxes or Expenses; (xv) costs of any building additions to or expansions of the Building; (xvi) amounts paid to subsidiaries or affiliates of Landlord for goods and/or services rendered to the Building to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties; (xvii) payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased, except for (i) equipment which is leased on a temporary basis, such as in the event of a service interruption, (ii) equipment which is used in providing janitorial services, (iii) customarily leased office equipment, such as copiers, (iv) fitness facility equipment, and (v) rentals of rarely used items that, in Landlord’s reasonable judgment, it is more economical to rent than to purchase; (xviii) charitable or political contributions; (xix) replacement or contingency reserves or any bad debt loss, rent loss or reserves for bad debts or rent loss; (xx) costs associated with retail leases at the Building, if any; (xxi) the cost of testing, remediation or removal, transportation or storage of Hazardous Materials at the Property required by Environmental Laws, or (xxii) costs to make improvements, alterations, additions or replacements to the Building which are required in order to render the same in compliance with Laws in effect as of the Commencement Date.

(c)         “Real Estate Taxes” shall mean shall mean the total of all taxes and special or other assessments based on the value of, or income derived from, the Property or any part thereof and levied, assessed or imposed at any time by any governmental authority upon or against the Property or any part thereof or any part thereof. If, due to a change in the method of taxation or for any other reason, any tax or assessment is levied, assessed or imposed at any time by any governmental authority in connection with the value of, or the receipt of income or rents from, the Property or any part thereof, or otherwise imposed with reference to the ownership, use or occupancy of the Property, against Landlord or any owner of the Property or any part thereof in addition to or in substitution in whole or in part for Real Estate Taxes, then such other tax, assessment or governmental imposition shall be deemed to be included within the definition of Real Estate Taxes for the purposes hereof. Included in Real Estate Taxes for any year shall be the expenses, including reasonable payments to attorneys, experts and appraisers, incurred by Landlord during such year in connection with any application, proceeding or settlement wherein Landlord obtains or seeks to obtain an abatement, reduction or refund of Real Estate Taxes payable or paid upon or against the Property. Real Estate Taxes shall be applied on a fully assessed basis. Real Estate Taxes shall not include any corporate franchise, estate, inheritance tax, transfer taxes or income taxes that are imposed on Landlord's business and not assessed directly against the Premises or the Property (collectively, the “Real Estate Tax Exclusions”).

(d)       “Base Expenses” shall mean the Expenses attributable to the Expense Base Year calculated in accordance with the provisions of Section 3.04 below.

(e)       “Expense Base Year” shall mean the Calendar Year 2021 (i.e., January 1, 2021 through December 31, 2021).

(f)        “Calendar Year” shall mean a year beginning January 1 and ending December 31.

(g)       “Base Taxes” shall mean the Real Estate Taxes attributable to the Tax Base Year, after accounting for any refund of Real Estate Taxes attributable to the Tax Base Year obtained via abatement proceedings (but not accounting for any refund resulting from an agreement voluntarily entered into by Landlord with any taxing authority regarding Real Estate Taxes which applies different methodology to the Tax Base Year than subsequent Tax Years resulting in artificially low Real Estate Taxes for the Tax Base Year.

(h)       “Tax Base Year” shall mean Fiscal Tax Year 2021 (i.e. July 1, 2020 through June 30, 2021).

(i)        “Tax Year” shall mean a twelve (12) month period beginning July 1 and ending June 30, or such other Calendar Year as may be utilized by Landlord (based on municipal tax payment requirements) from time to time for accounting purposes in connection with Real Estate Taxes.

Section 3.03. Real Estate Taxes.

(a)       Tenant shall pay to Landlord, as Additional Rent for each Tax Year or portion of a Tax Year included in the Term, in the manner hereinafter provided in this Section 3.03, Tenant's Share of the amount by which the Real Estate Taxes for such Tax Year exceeds the Base Taxes (a "Tax Payment").

(b)        Approximately (30) days after the start of each Tax Year or as soon thereafter as is practicable, Landlord shall furnish to Tenant a statement of Landlord's reasonable estimate of the Tax Payment payable for such Tax Year, and Tenant shall pay to Landlord as Additional Rent, on the first (lst) day of each calendar month during such Tax Year, an amount equal to one-twelfth (1/12th) of such estimated Tax Payment.

(c)       During any Tax Year included in the Term, Landlord may send to Tenant a revised statement of Landlord's reasonable estimate of the Tax Payment payable for such Tax Year and an appropriate adjustment shall be made to the monthly installments payable by Tenant on account of the Tax Payment for the remainder of the Tax Year. If, at the time of any such revised statement, the aggregate amount of the monthly installments made by Tenant on account of the Tax Payment during the preceding months of the Tax Year in question exceeds the amount which would have been paid pursuant to such revised statement, Landlord shall credit such excess to the Rent next due from Tenant.

(d)        Within approximately one hundred twenty (120) days after the end of each Tax Year, or as soon thereafter as is practicable, Landlord shall send to Tenant a final statement (a "Tax Statement") of the Tax Payment for such Tax Year. If the Tax Payment as set forth on the Tax Statement is greater than the aggregate amount of Tenant's installments made on account of the Tax Payment for such Tax Year, then within thirty (30) days after the date of the Tax Statement, Tenant shall pay any balance due as Additional Rent. If the aggregate amount of Tenant's installments made on account of the Tax Payment for such Tax Year is less than the Tax Payments for such Tax Year, as set forth on the Tax Statement, Landlord shall credit any such excess to the installments next due from Tenant towards the Rent next due from Tenant, or if the Term shall have expired, Landlord shall refund any such excess to Tenant subject to and in accordance with the terms and provisions contained in Section 3.05(a).

(e)        Until a new statement of the estimated Tax Payment is rendered, Tenant's estimated installments on account of the Tax Payment for any Tax Year shall be deemed to be one-twelfth (1/12th) of the total amount of the Tax Payment attributable to the preceding Tax Year, as set forth in Landlord's most recent statement of the same delivered to Tenant.

Section 3.04. Expenses.

(a)        Tenant shall pay to Landlord, as Additional Rent for each Calendar Year or portion of a Calendar Year included in the Term, in the manner hereinafter provided in this Section 3.04, Tenant's Share of the amount by which the Expenses for such Calendar Year exceeds the Base Expenses (an "Expense Payment").

(b)        In the event Landlord incurs material costs or expenses associated with or relating to separate items or categories or subcategories of Expenses which were not part of Expenses during all or substantially all of entire Expense Base Year, Expenses for the Expense Base Year shall be deemed increased by the amount Landlord would have incurred during the Expense Base Year with respect to such costs and expenses had such separate items or categories or subcategories of Expenses been included in Expenses during the entire Expense Base Year, as reasonably estimated by Landlord in its sole but reasonable discretion. As an illustration of the foregoing, any material additional insurance expenses arising due to change in coverage by Landlord after the Expense Base Year shall be deemed to be included in Expenses for the Expense Base Year.

(c)        Notwithstanding the foregoing, if, during all or part of any Calendar Year (including, without limitation, the Expense Base Year), Landlord shall not furnish any particular item(s) of work or service which would constitute an Expense hereunder to portions of the Property, due to the fact that such portions are not occupied or leased, or because such item(s) of work or service is or are not required or desired by the tenant of such portion, or such tenant is itself obtaining and providing such item(s) of work or service, or for other reasons, then, for the purposes of computing the Additional Rent payable hereunder, the amount of such items(s) included in Expenses for such period shall be increased by an amount equal to the additional operating and maintenance expenses which would reasonably have been incurred during such Calendar Year by Landlord if it had at its own expense furnished such item(s) of work or service to the Property as if the Property had been 95% occupied by tenants.

(d)        Before or within three (3) months after the start of each Calendar Year, Landlord shall furnish to Tenant a statement of Landlord's reasonable estimate of the Expense Payment for such Calendar Year, and Tenant shall pay to Landlord as Additional Rent, on the first (1st) day of each calendar month during such Calendar Year, an amount equal to one-twelfth (l/12th) of such estimated Expense Payment.

(e)        At any time during any Calendar Year, Landlord may deliver to Tenant a revised statement of the Expense Payment for such Calendar Year to reflect known or reasonably anticipated increases in rates for the current Calendar Year applicable to the items included in Expenses, and thereafter Tenant's monthly installments on account of the Expense Payment shall be adjusted accordingly. If, at the time of any such revised statement, the aggregate amount of the monthly installments previously made by Tenant on account of the Expense Payment during the preceding months of the Calendar Year in question is less than the amount which would have been paid pursuant to such revised statement, the deficiency shall be due and payable in full as Additional Rent within thirty (30) days after the date of such statement. If, at the time of any such revised statement, the aggregate amount of the monthly installments on account of the Expense Payment made by Tenant during the preceding months of the Calendar Year in question exceeds the amount which would have been paid pursuant to such revised statement, Landlord shall credit such excess to the Rent next due from Tenant.

(f)        Within one hundred twenty (120) days after the end of each Calendar Year, Landlord shall submit to Tenant an “Expense Statement" prepared by Landlord setting forth the Expenses for the preceding Calendar Year and the adjustment, if any, due for such Calendar Year, provided that no failure or delay by Landlord in delivering any Expense Statement shall relieve Tenant of its Expense Payment obligations hereunder. If the Expense Payment for such Calendar Year is greater than the aggregate of Tenant's installments made on account of such Expense Payment, then within thirty (30) days after the date of such Expense Statement, Tenant shall pay any unpaid portion of the Expense Payment as Additional Rent. If the Expense Payment is less than the aggregate of Tenant's installments made on account of such Expense Payment, Landlord shall credit any such excess, less any amounts then due from Tenant to Landlord hereunder, to the Rent next due from Tenant. Landlord shall, if the Term shall have expired, refund any excess to Tenant, subject to and in accordance with the terms and provisions contained in Section 3.05(a).

(g)        Notwithstanding anything in this Lease to the contrary, Tenant will be responsible for Tenant’s Share of Real Estate Taxes, insurance costs, utilities, any component of Expenses involving union labor/collective bargaining, all governmentally mandated costs and expenses, utility costs and weather related costs (“Uncontrollable Expenses”) without regard to the level of increase in any or all of the above in any year or other period of time. Tenant’s obligation to pay all other Expenses that are not Uncontrollable Expenses (herein “Controllable Expenses”) shall be limited to a five percent (5%) per annum increase over the amount the Controllable Expenses for the immediately preceding calendar year would have been had the Controllable Expenses increased at the rate of five percent (5%) in all previous calendar years beginning with the actual Controllable Expenses for the year ending December 31, 2021. Management fees shall also be excluded from Controllable Expenses because management fees are separately capped in Section 3.02(b) above.

Section 3.05. Provisions Applicable to Real Estate Tax Payments and Expense Payments. Subject to the terms of this Section 3.05, the following provisions shall be applicable to Real Estate Tax Payments and Expense Payments:

(a)        Landlord's and Tenant's obligation to make the adjustments referred to in Section 3.03 and Section 3.04 shall survive any expiration or termination of this Lease. With respect to the year in which the Term expires or terminates, each of Tenant's Tax Payment and Expense Payment shall become immediately due and payable by Tenant to Landlord, if it has not already been paid, and Landlord shall promptly cause the Tax Statement and Expense Statement for that Tax Year and Calendar Year, as applicable, to be prepared and furnished to Tenant (but in any event within one hundred twenty (120) days from the end of the Tax Year and Calendar Year, as applicable), provided that no failure or delay by Landlord in delivering such Tax Statement and/or Expense Statement shall relieve Tenant of its Tax Payment and Expense Payment obligations hereunder. Landlord and Tenant thereupon shall make appropriate adjustments of all amounts then owing.

(b)        Any delay or failure of Landlord in billing Tax Payments and Expense Payments shall not constitute a waiver of, or in any way impair the continuing obligation of Tenant to pay, such amounts.

Section 3.06. Late Charges. In addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, Tenant shall pay Landlord an administration fee equal to five percent (5%) of such amount. In addition, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the “Prime Rate”) plus six percent (6%) per annum; provided, however, such interest rate shall not be less than twelve percent (12%) per annum. Such interest and late charges are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease. Notwithstanding the foregoing, Landlord shall provide Tenant with a written courtesy notice of such delinquent payment and Tenant shall have an additional five (5) business days to cure such delinquent payment before Landlord imposes the late charge or interest thereon; provided, however, that Landlord shall not be required to give such courtesy notice more than one (1) time in any consecutive twelve (12) month period. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the oldest obligation due from Tenant hereunder, then to any current Rent then due hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Tenant. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

Section 3.07. Inspection and Audit Rights.

(a)         Each Tax Statement and Expense Statement furnished by Landlord as provided above shall constitute a final and binding determination of the Tax Payment and Expense Payment as between Landlord and Tenant for the period represented thereby unless Tenant shall, within six (6) months after the applicable statement is furnished, give written notice to Landlord that it disputes the accuracy thereof, which notice shall specify the particular respects in which the statement may be inaccurate. Notwithstanding any such dispute, Tenant shall pay the Tax Payment on the Tax Statement and the Expense Payment on the Expense Statement to Landlord in accordance with the statement furnished by Landlord pending resolution of such dispute. If timely objected to, and not resolved by Landlord and Tenant within thirty (30) days thereafter, Tenant shall have the right to inspect, at reasonable times and in a reasonable manner, for ninety (90) days after Landlord delivers the required books and records (the “Inspection Period”), such of Landlord’s books of account and records as pertain to and contain information concerning the Tax Statement and/or Expense Statement, as applicable for the prior Calendar Year and/or Tax Year, as applicable, in order to verify the amounts thereof. Such inspection shall take place at Landlord’s office upon at least fifteen (15) days’ prior written notice from Tenant to Landlord. Only Tenant or a certified public accountant that is not being compensated for its services on a contingency fee basis shall conduct such inspection. Tenant shall also agree to follow Landlord’s reasonable administrative protocols for auditing such books and records. Landlord and Tenant shall act reasonably in assessing the other party’s calculation of the Expenses. Tenant shall provide Landlord with a copy of its findings within thirty (30) days after completion of the audit. Tenant’s failure to exercise its rights hereunder within the Inspection Period shall be deemed a waiver of its right to inspect or contest the method, accuracy or amount of such Expense Statement.

(b)        If Landlord and Tenant agree that Landlord’s calculation of the Taxes for the inspected Tax Year and/or the Expenses for the inspected Calendar Year was incorrect, the parties shall enter into a written agreement confirming such undisputed error and then Landlord shall make a correcting payment in full to Tenant within thirty (30) days after the determination of the amount of such error or credit such amount against future Additional Rent if Tenant overpaid such amount, and Tenant shall pay Landlord within thirty (30) days after the determination of such error if Tenant underpaid such amount. In the event of any errors on the part of Landlord that it is finally determined or that Landlord agrees were errors costing Tenant in excess of the greater of (i) five percent (5%) of Expenses for the inspected Calendar Year, and (ii) $5,000, Landlord will also reimburse Tenant for the costs of an audit reasonably incurred by Tenant in an amount not to exceed $10,000 within the above thirty (30)-day period. If Tenant provides Landlord with written notice disputing the correctness of Landlord’s statement, and if such dispute shall have not been settled by agreement within thirty (30) days after Tenant provides Landlord with such written notice, Tenant may submit the dispute to a reputable firm of independent certified public accountants selected by Tenant and approved by Landlord, and the decision of such accountants shall be conclusive and binding upon the parties. If such accountant decides that there was an error, Landlord will make the correcting payment if Tenant overpaid such amount, and Tenant shall pay Landlord if Tenant underpaid such amount. The fees and expenses involved in such decision shall be borne by the party required to pay for the audit.

(c)       All of the information obtained through Tenant’s inspection with respect to financial matters (including, without limitation, costs, expenses and income), the content of the books and records and any compromise, settlement or adjustment reached between Landlord and Tenant relative to the results of the inspection shall be held in strict confidence by Tenant and its officers, agents, and employees; and Tenant shall cause its independent professionals to be similarly bound. The obligations within the preceding sentence shall survive the expiration or earlier termination of the Lease.

ARTICLE 4 - LETTER OF CREDIT

Section 4.01. Requirements for Letter of Credit. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of Default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit F, or in form otherwise reasonably approved by Landlord, and containing the terms required herein, payable in the City of Boston, Massachusetts or permitting fax presentment, running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of A or higher (by Standard & Poor’s) or a long term rating of A2 or higher (by Moody’s), under the supervision of the Office of Banks and Real Estate of the Commonwealth of Massachusetts, or a national banking association (the “Bank”), in the Letter of Credit Amount. As of the Effective Date, Silicon Valley Bank is an approved Bank. The Letter of Credit shall (a) be “callable” at sight, irrevocable and unconditional, (b) be maintained in effect, whether through renewal or extension, for the period from the Commencement Date and continuing until the date (the “LC Expiration Date”) that is ninety (90) days after the expiration of the Term (as the same may be extended), and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (c) be fully assignable by Landlord, its successors and assigns, (d) permit partial draws and multiple presentations and drawings, and (e) be otherwise subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. The terms of the Letter of Credit and the Bank shall be acceptable to Landlord. If Tenant exercises its option to extend the Term pursuant to Exhibit F of this Lease then, not later than ninety (90) days prior to the commencement of the Extension Term, Tenant shall deliver to Landlord a new Letter of Credit or certificate of renewal or extension evidencing the LC Expiration Date as ninety (90) days after the expiration of the Extension Term. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable (each, a “Triggering Event”): (1) such amount is due to Landlord from a Default of Tenant under the terms and conditions of this Lease, or (2) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (4) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date and Tenant has not provided a substitute Letter of Credit meeting the requirements set forth in this Article 4 no later than thirty (30) days prior to the current expiration date or (5) the long term rating of the Bank has been downgraded to BBB or lower (by Standard & Poor’s) or Baa2 or lower (by Moody’s) and Tenant has failed to deliver a new Letter of Credit from a bank with a long term rating of A or higher (by Standard & Poor’s) or A2 or higher (by Moody’s) and otherwise meeting the requirements set forth in this Article 4 within thirty (30) days following notice from Landlord. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit.

Section 4.02. Transfer of Letter of Credit. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all of its interest in and to the Letter of Credit to another party, person or entity. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

Section 4.03. Deficiency or Non-Renewal. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 4, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Article 13 of this Lease, the same shall constitute an incurable Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article 4, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Article 4, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered as a result of any Default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord as a result of any Default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

Section 4.04. General. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall be in Default hereunder, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any Default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained resulting from Tenant’s Default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

Section 4.05. Reduction of the Amount of the Letter of Credit. Provided that as of the applicable reduction date below, no Triggering Event is then occurring, no Default by Tenant is then occurring under any provision of this Lease, and no circumstance is then occurring which, with the giving of notice or the passage of time, or both, would become a Default by Tenant under this Lease, unless and until such circumstance is cured by Tenant (Landlord hereby agreeing to notify Tenant if any such circumstance is then occurring promptly after receiving Tenant’s written request for the reduction of the Letter of Credit), then Tenant shall be entitled to reduce the amount of the Letter of Credit to $447,215.00 as of February 1, 2022 if there is no Rent Credit (as defined in Exhibit B) or as of November 1, 2022 if there is a Rent Credit and Tenant shall tender either a replacement Letter of Credit or a certificate of amendment to the existing Letter of Credit conforming in all respects to the requirements of this Article 4. If Tenant does not meet the conditions set forth above for such reduction, the Letter of Credit Amount shall remain at the amount then in effect until the conditions are met.

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01. Use. Tenant shall use the Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord. Tenant shall have access to the Building and Property, including surface parking areas 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards.

Section 5.02. Covenants of Tenant Regarding Use.

(a)       Tenant shall (i) use and maintain the Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all covenants and restrictions that encumber the Building and all applicable federal, state or local laws, ordinances, orders, rules, regulations or requirements and directions of any governmental authority or agency, now in force or which may hereafter be in force (collectively, “Laws”), including, without limitation, those Laws which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Premises, but in all cases subject to the terms of Section 16.14 of this Lease, and (iii) comply with and obey all reasonable directions, rules and regulations of Landlord, including the Building Rules and Regulations attached hereto as Exhibit E and made a part hereof, (the “Rules and Regulations”), as such Rules and Regulations may be modified from time to time by Landlord upon reasonable notice to Tenant. In the event of a conflict between the Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall govern and control. All Rules and Regulations shall be applied on a non-discriminatory basis, but nothing herein shall be construed to give Tenant or any other person or entity any claim, demand or cause of action against Landlord arising out of the violation of such Rules and Regulations by any other tenant, occupant, or visitor of the Project, or out of the enforcement or waiver of the Rules and Regulations by Landlord in any particular instance.

(b)        Tenant shall not do or permit anything to be done in or about the Premises that will in any way cause a nuisance, obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of the Rules and Regulations, but Landlord agrees that any enforcement thereof shall be done uniformly. Tenant shall not use the Premises nor allow the Premises to be used, for any purpose or in any manner that would (i) invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any such increase in premium charged.

Section 5.03. Landlord’s Rights Regarding Use. In addition to Landlord’s rights specified elsewhere in this Lease (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems necessary or proper, provided that any permanent changes and alterations will not materially adversely affect Tenant’s access to or use and operations in the Premises and the Building, and (b) Landlord, its agents, employees, representatives, consultants, contractors and any mortgagee of the Building shall have the right (but not the obligation) to enter any part of the Premises at reasonable times upon at least 24 hours prior notice (except in the event of an emergency or to provide regularly scheduled Building services where no notice shall be required) and to enter upon the Building and Common Areas at any time without notice for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant’s compliance with this Lease), and enter any part of the Premises at reasonable times upon at least 24 hours prior notice for purposes of showing the same to prospective purchasers, mortgagees or, during the last twelve (12) months of the Term, to tenants, and making such repairs, alterations or improvements to the Premises or the Building as Landlord may deem necessary or desirable. If reasonably necessary, Landlord may schedule a time that is reasonably acceptable to Tenant to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor. This Lease does not grant any rights to light or air over or about the Premises or Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. During access to the Premises and exercise of Landlord’s rights hereunder, Landlord shall use commercially reasonable efforts to not materially adversely affect Tenant’s normal operations in the Premises or materially increase Tenant’s costs and expenses for such operations.

Section 5.04. Secure Areas. Landlord acknowledges that Tenant has advised Landlord that Tenant’s business at the Premises involves sensitive information and operations and that Tenant has security requirements to protect such information and operations. Except in connection with daily cleaning services, Landlord and any person entering the Premises with, at the direction of or under the authority of, Landlord shall, subject to Tenant’s compliance with its obligations pursuant to this Section 5.04, comply with the requirement that all persons entering the Premises on behalf of Landlord be attended by a representative of Tenant. Tenant shall make the representative available upon 24-hours prior telephonic notice by Landlord. If Tenant fails to make such representative available at the time of Landlord’s scheduled entry, Landlord need not wait to be accompanied by such representative of Tenant to enter the Premises. Tenant and Landlord shall mutually agree on those portions of the Premises designated as “secure areas” that are required in order for Tenant to comply with all applicable Laws in the conduct of its business and such secure areas shall be shown on the on Tenant’s CD’s. In no event shall more than ten percent (10%) of the Premises be designated as secure areas, except that if Tenant elects to consolidate operations from other locations into the Premises, such limit on secure areas will be increased to twenty percent (20%). Landlord shall be absolved from the obligation to perform any services within the secure areas of the Premises, including cleaning services and repairs, and Tenant shall not be entitled to a credit against Rent therefor or claim damages against or a default by Landlord. In the event of an emergency that could cause damage to health, safety or property Landlord shall use good faith efforts to follow Tenant’s requirements contained herein and in such event Landlord will be required to give only such notice that it in good faith believes is feasible under the circumstances and need not wait to be accompanied by Tenant or its employees or representatives (although these parties may still accompany Landlord if they are available and wish to do so) and may access any secure areas within the Premises by any means and as necessary to address the emergency.

Section 5.05. Signage.

(a)        Lobby and Suite Signage. Landlord, at Landlord’s cost and expense, shall provide Tenant with Building standard signage on the main Building directory and at the entrance to the Premises. Any changes requested by Tenant to the initial directory or suite signage shall be made at Tenant’s sole cost and expense and shall be subject to Landlord’s approval. Landlord may install such other signs, advertisements, notices or tenant identification information on the Building directory, tenant access doors or other areas of the Building, as it shall deem necessary or proper. Tenant shall not place any exterior signs on the Premises or interior signs visible from the exterior of the Premises without the prior written consent of Landlord, except as otherwise set forth below in this Section 5.05. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section.

(b)        Exterior Building Signage. Provided that (i) zoning and other municipal and county regulations allow for such signage, and (ii) Tenant complies with all zoning and other municipal and county regulations, then Tenant shall have the non-exclusive right, at its own cost and expense, to erect an exterior illuminated sign, at Tenant’s election, on Tenant’s entryway in the lower parking lot and/or on the Building exterior located on Pleasant Street (the "Exterior Sign"). Landlord shall have the right to approve the Exterior Sign, which approval shall not be unreasonably withheld, conditioned or delayed, including the location, size, color and style of such Exterior Sign. Tenant agrees to maintain such Exterior Sign in a first-class condition and in compliance with all zoning and building codes, including the Town of Watertown’s by-laws. Upon the expiration or earlier termination of this Lease, Tenant, at Tenant's sole cost and expense, shall remove the Exterior Sign and repair all damage to the Building or Common Areas caused thereby and clean the area around the Exterior Sign. Landlord does not warrant to Tenant that the Exterior Sign is permitted under applicable municipal requirements. Tenant shall indemnify and hold harmless Landlord from any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property connected with or arising from the Exterior Sign or the rights granted to Tenant herein. If Tenant requests any assignment or subletting of this Lease, Tenant's rights with respect to the Exterior Sign as contained herein shall not be transferable or assignable to an assignee or subtenant, other than pursuant to a Permitted Transfer, without the express prior written consent of Landlord which consent shall not be unreasonably withheld or conditioned.

(c)        Monument Signage. Landlord, at Landlord’s sole cost and expense, shall install Tenant’s corporate name ("Tenant's Identification") on the monument sign located at the Building in common with other tenants of the Building. Upon expiration or earlier termination of this Lease, Landlord shall remove Tenant's Identification from the Sign and restore the Sign to substantially its previous condition at Tenant’s sole cost and expense. The location, design, construction, size and all other aspects of Tenant’s Identification and the installation thereof shall be determined and performed by Landlord. Landlord shall maintain the monument sign and Tenant’s Identification, the cost of which shall be included in Expenses. If Tenant requests any subletting of this Lease, Tenant's rights with respect to the monument signage as contained herein shall not be transferable or assignable to a subtenant, other than pursuant to a Permitted Transfer, without the express prior written consent of Landlord which consent shall not be unreasonably withheld or conditioned.

ARTICLE 6 - UTILITIES AND OTHER BUILDING SERVICES

Section 6.01. Services to be Provided. Landlord shall furnish to Tenant, except as noted below, the following utilities and other services to the extent reasonably necessary for Tenant’s use of the Premises for the Permitted Use, or as may be required by law or directed by governmental authority:

(a)        Heating, ventilation and air-conditioning sufficient to provide comfortable occupancy in the Premises for normal operations between the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday of each week except on legal holidays (which are currently New Year’s Day, Martin Luther King Jr. Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day);

(b)        Heated and cold water in the Common Areas for lavatory and drinking purposes, and water service to the Premises;

(c)        Automatic elevator service twenty-four hours a day;

(d)        Cleaning and janitorial service in the Premises and Common Areas on Monday through Friday of each week except legal holidays in accordance with Exhibit I; provided, however, Tenant shall be responsible for carpet cleaning other than routine vacuuming;

(e)        Washing of windows at intervals reasonably established by Landlord not less than twice per calendar year; and

(f)         Maintenance of the Common Areas, including the removal of rubbish, ice and snow.

Section 6.02. Electricity and Other Utilities. Landlord shall furnish electricity to the Premises in the amounts set forth on Exhibit G attached hereto. Such electricity is sub-metered and billed back by Landlord to Tenant separately outside of Expenses. For any utilities which are separately metered to the Premises or any portion thereof, Tenant shall obtain such service directly from the applicable utility provider, and Landlord shall have no obligation or responsibility in connection therewith, other than to provide the systems and equipment within the Building necessary for such service. If any utilities are sub-metered to the Premises or portion of the Premises, Tenant shall, within thirty (30) days following its receipt, pay to Landlord in full all charges for such utility, as reflected by Tenant's usage shown on the sub-meter and the billing therefor by the applicable utility company, without mark-up. Any utilities which are supplied by Landlord and not separately sub-metered shall be provided subject to reimbursement by Tenant as part of Expenses, provided, however, that Landlord reserves the right to bill Tenant separately for utility usage respecting the Premises (or portions thereof) and may elect to invoice Tenant and other tenants in the Building directly for their respective usage of such utilities based on factors as Landlord may reasonably determine from time to time, including, without limitation, the particular use of each affected tenant, the extent and nature of their respective operations and equipment, as well as their respective operating hours. In the event that at any time any utility meters are not properly functioning, Landlord shall be permitted to invoice Tenant for its utility consumption during such time(s) in a commercially reasonable manner, based on historical usage levels by Tenant and the actual costs for such utilities. Landlord shall not be obligated to provide any utility services to the Premises except as expressly set forth in this Lease.

Section 6.03. Additional Services.

(a)          If Tenant requests utilities or building services in addition to those identified above, or if Tenant uses any of the above utilities or services in frequency, scope, quality or quantity substantially greater than that which Landlord determines is normally required by other tenants in the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or services. In the event Landlord is able to and does furnish such additional utilities or services, the costs thereof (which shall be deemed to mean the cost that Tenant would have incurred had Tenant contracted directly with the utility company or service provider) shall be borne by Tenant, who shall reimburse Landlord monthly for the same as Additional Rent. Landlord shall also have the right to submeter or separately meter such additional services requested by Tenant at Tenant’s sole cost, and Tenant shall pay such utilities based on the submeter or separate meter.

(b)          If any lights, density of staff, machines or equipment used by Tenant in the Premises materially affect the temperature otherwise maintained by the Building’s air-conditioning system or generate substantially more heat in the Premises than that which would normally be generated by other tenants in the Building or by tenants in comparable office buildings, then Landlord shall have the right to install any machinery or equipment that Landlord considers reasonably necessary in order to restore the temperature balance between the Premises and the rest of the Building, including, without limitation, equipment that modifies the Building’s air-conditioning system. All costs expended by Landlord to install any such machinery and equipment and any additional costs of operation and maintenance in connection therewith shall be borne by Tenant, who shall reimburse Landlord for the same as provided in this Section 6.03.

Section 6.04. Interruption of Services. Tenant acknowledges and agrees that any one or more of the utilities or other services identified in this Section 6 or otherwise hereunder may be interrupted by reason of accident, emergency or other causes beyond Landlord’s control, or may be discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations or improvements can be made. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder. Notwithstanding the foregoing, in the event that (i) an interruption of utility service to the Premises is due to Landlord’s negligence or intentional wrongful acts and (ii) the restoration of such utility service is within Landlord’s control and (iii) such interruption renders all or a portion of the Premises untenantable (meaning that Tenant is unable to use, and does not use, such space in the normal course of its business for the Permitted Use) then Tenant shall notify Landlord in writing that Tenant intends to abate Base Rent and Additional Rent. If service has not been restored within five (5) business days of Landlord’s receipt of Tenant’s notice, then Base Rent and Additional Rent shall abate proportionately with respect to the portion of the Premises rendered untenantable on a per diem basis for each day after such five (5)-business day period during which such portion of the Premises remains untenantable. Such abatement shall be Tenant’s sole remedy for Landlord’s failure to restore service as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof.

ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01. Repair and Maintenance of Base Building. Landlord shall keep and maintain in good repair and working order and perform maintenance upon the Base Building. As used herein “Base Building” shall include: (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general and up to the point of connection of these systems to the Premises; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible. The cost of such repairs, replacements and maintenance shall be included in Expenses to the extent provided in Section 3.04; provided however, to the extent any such repairs, replacements or maintenance are required because of the negligence, misuse or default of and/or as a result of the use of the Common Areas pursuant to the terms of the last sentence of Section 1.02 by Tenant, its employees, agents, contractors, customers or invitees, Landlord shall make such repairs at Tenant’s sole expense.

Section 7.02. Repair and Maintenance of Premises. Tenant shall keep the Premises in good condition, working order and repair and make any necessary replacements (including without limitation, carpet, wall-covering, doors, Supplemental HVAC, plumbing and other fixtures, equipment, alterations and improvements whether installed by Landlord or Tenant) consistent with the standards of a Class A office building. In the event that any repairs, maintenance or replacements are required, Tenant shall promptly arrange for the same either through contractors that Landlord generally uses at the Property or other contractors approved in writing in advance by Landlord. If Tenant does not make such arrangements within ten (10) business days after written notice from Landlord, or in the event of an emergency, Landlord may, but need not, make such repairs, maintenance and replacements, and the reasonable costs paid or incurred by Landlord therefor shall be reimbursed by Tenant promptly after request by Landlord.

Section 7.03. Alterations.

(a)        Tenant Improvements shall be constructed pursuant to Exhibit B. To the extent of any inconsistency between the terms of Exhibit B and this Section, Exhibit B shall govern. Tenant shall not permit alterations in or to the Premises unless and until Landlord has approved the plans therefor in writing, which approval shall not be unreasonably withheld, conditioned, or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises, the Building or the Property; (c) will not affect the Base Building; (d) does not require work to be performed inside the walls or above the ceiling of the Premises; and (e) will not exceed $50,000 with respect to any single project. Minor Alterations shall be subject to all the other provisions of this Section 7.03.

(b)        Prior to starting work, Tenant shall furnish Landlord with (i) plans and specifications (which shall be in CAD format if requested by Landlord) for each proposed alteration (other than Minor Alterations) and with respect to Minor Alterations a notice containing a description of such Minor Alteration; (ii) names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building and vertical cable); (iii) required permits and approvals; (iv) evidence of contractor’s and subcontractor’s workers compensation and public liability and property damage insurance in amounts reasonably required by Landlord and naming Landlord, Landlord’s agent, any mortgagees (or any successor(s)) as additional insureds; and (v) any security for performance in amounts reasonably required by Landlord in excess of $150,000 [or $250,000 with respect to Markforged, Inc. or its Permitted Transferees only] with respect to any single project. In no event shall subparagraph (v) apply with respect to the Tenant Improvements. If any interference or conflict is caused by Tenant’s contractors, mechanics or laborers, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical cable. Tenant shall ensure that all alterations shall be made in accordance with all applicable Laws, in a good and workmanlike manner and of quality at least equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Premises, and nothing in this Lease shall be construed to constitute Landlord’s consent to the creation of any lien. If any lien is filed against the Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record or bonded over within thirty (30) days after written notice of such filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any construction or alteration and any related lien.

(c)        Landlord may require Tenant, at Tenant’s expense, to remove any alterations that, in Landlord’s reasonable judgment, are not standard office installations and the costs incurred to remove same and repair any damage to the Premises from such removal would be in excess of the cost to remove standard office installations (such items are collectively referred to as “Specialty Alterations”). Specialty Alterations shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, kitchens requiring black iron, rolling file systems, and structural alterations and modifications. Notwithstanding anything to the contrary, Landlord acknowledges that Tenant intends to relocate research and development functions into the Premises from other locations, and that alterations to support R&D functions will not be considered Specialty Alterations, unless such alterations would materially adversely affect the appearance of the Premises or materially adversely affect Building operations in Landlord’s good faith reasonable determination. Tenant, at the time it requests approval for a proposed alteration, may request in writing that Landlord advise Tenant whether the alteration, or any portion thereof, is a Specialty Alteration. Within ten (10) business days after receipt of Tenant’s request for consent to Alterations, which request shall include Tenant’s request (to be written in ALL CAPS and BOLD font) for Landlord to designate as part of the consent any Specialty Alterations for removal, Landlord shall advise Tenant in writing as to which portions of the alteration or other improvements Landlord, in its good faith reasonable determination, designates as Specialty Alterations.

(d)        Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord, or at Landlord’s election, Landlord’s property manager, upon demand, a fee for Landlord’s oversight and coordination thereof on a sliding scale equal to three percent (3%) of the portion of the total hard costs of non-Cosmetic Alterations that cost up to $250,000, two percent (2%) of the portion of the total hard costs of non-Cosmetic Alterations that cost $250,001 up to $500,000 and one percent (1%) of the portion of the total hard costs of non-Cosmetic Alterations that cost $500,001 or more. Upon completion, Tenant shall furnish “as-built” plans (in CAD format, if requested by Landlord) for non-Minor Alterations, completion affidavits, full and final waivers of lien and reasonable supporting documentation evidencing the hard and soft costs incurred by Tenant in designing and constructing any alteration. Landlord’s approval of an alteration shall not be deemed a representation by Landlord that the alteration complies with Laws. If any alterations made by or on behalf of Tenant requires Landlord to make any alterations or improvements to any part of the Building or the Property in order to comply with any Laws, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements.

ARTICLE 8 - INDEMNITY AND INSURANCE

Section 8.01. Release. All of Tenant’s trade fixtures, merchandise, inventory, special fire protection equipment, telecommunication and computer equipment, supplemental air conditioning equipment, kitchen equipment and other personal property located in or about the Premises, the Building or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as “Tenant’s Property”), shall be and remain at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord (and its affiliates, property managers and mortgagees) from (a) any and all liability for theft of or damage to Tenant’s Property, and (b) any and all liability for any injury to Tenant or its employees, agents, representatives, contractors, customers, guests and invitees in or about the Premises, the Building or the Common Areas or the Property, except to the extent of personal injury or property damage caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.

Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold harmless Landlord, its agents, employees and contractors of all tiers from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant’s agents, representatives, guests, employees, contractors, customers or invitees in or about the Premises, the Building or the Common Areas or the Property, (b) arising out of or relating to any of Tenant’s Property, or (c) arising out of any other act or occurrence within the Premises, in all such cases except to the extent of personal injury or property damage (but excluding property loss or damage to Tenant’s Property, Alterations or Tenant Improvements) caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.

Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold harmless Tenant, its agents, employees and contractors of all tiers from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord’s agents, representatives, guests, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.

Section 8.04. Tenant’s Insurance.

(a)          During the Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i)           Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Premises and Tenant’s use thereof against claims for bodily injury or death and property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $3,000,000, and with general aggregate limits of not less than $5,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii)          Property Insurance. Special Form Insurance (which insurance shall not exclude flood or earthquake) in the amount of the full replacement cost of Tenant’s Property and betterments (including alterations or additions performed by Tenant pursuant hereto, including those improvements, if any, made pursuant to Section 2.03 above), which insurance shall include an agreed amount endorsement waiving coinsurance limitations.

(iii)           Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by applicable Laws; provided, if there is no statutory requirement for Tenant, Tenant shall still obtain Worker’s Compensation insurance coverage and Employer’s Liability with a limit of not less than $5,000,000 each accident for bodily injury by accident or $5,000,000 each employee for bodily injury by disease.

(iv)           Business Interruption Insurance. Business Interruption Insurance with limits not less than an amount equal to one (1) year of rent hereunder.

(b)         All insurance required to be carried by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the jurisdiction in which the Premises is located and having an AM Best’s rating of A- /VII or better, and (ii) provide that said insurer shall endeavor to provide thirty (30) days prior notice if coverage is canceled or permitted to lapse. In addition, Tenant shall name Landlord, Landlord’s managing agent, and any mortgagee requested by Landlord, as additional insureds under Tenant’s Commercial General Liability Insurance, excess and umbrella policies (but only to the extent of the limits required hereunder). On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, and that with the exception of Workers’ Compensation insurance, such insurance is primary and non-contributory. Upon Tenant’s receipt of a request from Landlord, Tenant shall provide Landlord with copies of all insurance policies, including all endorsements, evidencing the coverages required hereunder. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance within five (5) business days after the required dates as set forth hereinabove, Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent. Landlord reserves the right from time to time after the expiration of the Initial Term, to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types.

Section 8.05. Landlord’s Insurance. During the Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Expenses):

(a)          Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket, contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $3,000,000, and with general aggregate limits of not less than $10,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(b)          Property Insurance. Special Form Insurance (which insurance shall not exclude flood or earthquake) in the amount of the full replacement cost of the Building, excluding any improvements, if any, made pursuant to Section 2.03 above, Tenant’s Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.

Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary (except with respect to any damage to the Common Areas caused by Tenant’s loading and unloading, transporting, shipping and receiving, in which case, Tenant shall repair any and all such damage at Tenant’s sole cost and expense), each of Landlord (and its affiliates, property managers and mortgagees) and Tenant (and its affiliates) hereby otherwise waives any and all rights of recovery, claims, actions or causes of action against the other party, or such other party’s employees, agents or contractors, for any loss or damage to the Premises, the Building, the Common Areas and to any personal property of such party, arising from any risk which is required to be insured against by Sections 8.04(a)(ii), 8.04(a)(iii) and 8.05(b) above. The effect of such waiver is not limited by the amount of such insurance actually carried or required to be carried, or to the actual proceeds received after a loss or to any deductible applicable thereto, and either party’s failure to carry insurance required under this Lease shall not invalidate such waiver. The foregoing waiver shall apply regardless of the cause or origin of any such claim, including, without limitation, the fault or negligence of either party or such party’s employees, agents or contractors. The Special Form Insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an express waiver of any rights of subrogation by the insurance company against Landlord or Tenant, as applicable.

ARTICLE 9 - CASUALTY

In the event of total or partial destruction of the Building or the Premises by fire or other casualty, Landlord agrees promptly to restore and repair same. Rent shall proportionately abate during the time that the Premises or part thereof are unusable and actually unused because of any such damage, provided that in all events, the foregoing Rent abatement shall cease upon the earlier of (a) Landlord’s completion of the restoration work for which Landlord is responsible pursuant to this Article 9 or the date such work would have been complete but for any delay caused by Tenant, or (b) the date on which Tenant commences to occupy the Premises for the normal conduct of business. Landlord shall have no obligation whatsoever to repair or restore any initial or subsequent alterations, leasehold improvements or decorations to the Premises (collectively, “alterations” for purposes of this Article 9). Notwithstanding the foregoing, if the parties agree that Landlord will restore the Tenant’s alterations in the Premises, Tenant agrees that Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any alterations; provided if the estimated cost to repair such alterations from time to time approved by Landlord and Tenant exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Further, if Landlord thereafter determines, during the performance of the repairs to such alterations, that the insurance proceeds received from Tenant’s insurance carrier, together with any excess costs previously paid by Tenant, are insufficient to complete the repairs to the alterations, then Tenant shall also pay Landlord for such additional excess costs within 30 days of demand. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the casualty or the repair thereof. Notwithstanding the foregoing, if the Premises or any portion of the Building that would materially adversely affect Tenant’s access to or use of the Premises are (a) destroyed to the extent that they cannot be repaired or rebuilt within three hundred sixty five (365) days from the casualty date, as determined by a general contractor experienced in performing such restorations; or (b) destroyed by a casualty that is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Premises; then, in the case of a clause (a) casualty, either Landlord or Tenant may, or, in the case of a clause (b) casualty, then Landlord may, upon thirty (30) days’ written notice to the other party, terminate this Lease with respect to matters thereafter accruing. Tenant hereby waives any right under applicable Laws inconsistent with the terms of this Article 9. Furthermore, if neither Landlord nor Tenant terminates this Lease as provided above and Landlord undertakes but fails to substantially complete Landlord’s restoration of the Premises and access thereto within three hundred sixty five (365) days after the casualty (“365 Day Period”) provided, however that such 365 Day Period may be extended up to three hundred ninety-five (395) days after the casualty if Landlord is actively restoring the Premises and access thereto, as the case may be (the “Outside Completion Date”), Tenant may terminate this Lease by giving Landlord written notice of termination at any time after the Outside Completion Date but prior to such substantial completion (such termination notice to include a termination date providing not more than thirty (30) days for Tenant to vacate the Premises). Notwithstanding the foregoing, in the event such casualty occurs during the last twelve (12) months of the Term, fifty percent (50%) or more of the Premises is rendered untenable and Landlord is unable to substantially complete Landlord’s restoration of the Premises and access thereto within ninety (90) days after the casualty, then Tenant may, upon thirty (30) days written notice to Landlord, delivered to Landlord within thirty (30) days after such casualty, terminate this Lease.

ARTICLE 10 - EMINENT DOMAIN

If all or any substantial part of the Building or Common Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken, provided that Landlord also terminates the leases of all other similarly affected tenants. If all or any part of the Premises, or any substantial part of the Building or Common Areas, shall be acquired by the exercise of eminent domain so that the Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim an award for relocation expenses and leasehold improvements paid for by Tenant but only if such amount is not subtracted from Landlord’s award and does not otherwise diminish or adversely affect any award to Landlord.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Section 11.01. Assignment and Sublease.

(a)      Tenant shall not assign this Lease or sublet the Premises in whole or in part without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The acceptance of rent by Landlord from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease hereunder.

(b)     By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord’s reasonable opinion (i) the Premises are or may be in any way adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; (iii) the financial worth of the proposed assignee is insufficient to meet the obligations of Tenant hereunder, taking into consideration Tenant’s continued liability, (iv) the prospective assignee or subtenant is a current tenant in the Building and Landlord then has comparable space to lease to such party, or the prospective assignee or subtenant has, within the prior nine (9) months negotiated a letter of intent to lease space from Landlord at the Property or (v) such assignment or subletting shall cause Landlord to be in breach of any “exclusive use” or similar provisions contained in any other lease of space in the Building or the Property. Landlord further expressly reserves the right to refuse to give its consent to any subletting if the proposed rent is publicly advertised to be less than the rent publicly advertised for similar premises in the Building. If Landlord refuses to give its consent to any proposed assignment of this Lease or subletting for more than 33% of the Rentable Area (excluding any Transfer under Section 11.02), Landlord may, at its option, within thirty (30) days after receiving a request to consent, terminate this Lease in its entirety with respect to an assignment of this Lease or terminate this Lease with respect to the proposed sublet space by delivering to Tenant written notice thereof with a termination effective date to be specified in such notice but in no event terminating earlier than thirty (30) days after the date Landlord delivers such notice to Tenant. If this entire Lease is terminated, as of the termination effective date, Tenant shall vacate and surrender the Premises in accordance with the terms of this Lease and each party shall be released from all further obligations and liability hereunder, except those which expressly survive the termination of this Lease. If this Lease shall be canceled with respect to less than the entire Premises, Tenant shall vacate and surrender such portion of the Premises in accordance with the terms of this Lease, the Rent reserved herein paid on a per square foot basis shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.

(c)     If Tenant shall make any assignment or sublease, with Landlord’s consent (excluding any Transfer under Section 11.02), for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt less any and all costs, fees (including reasonable attorneys’ fees) and expenses incurred by Tenant, including, without limitation, any allowances, brokerage commissions, rent credits and other concessions provided by Tenant in connection with this transaction. Tenant agrees to pay Landlord upon demand by Landlord for reasonable, out-of -pocket accounting and attorneys’ fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant’s interest in and to the Premises as consideration for Landlord’s consent, provided that such fees shall not exceed $5,000 in any one instance.

Section 11.02. Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord’s consent, but upon ten (10) days prior notice to Landlord, to sublet all or part of the Premises or assign this Lease to (a) any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or (b) a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets, stock, ownership interests or property, provided that in the event of an assignment of this Lease pursuant to clause (b), the tangible net worth of the successor entity after any such transaction is not less than the tangible net worth of Tenant as of the date hereof or immediately prior to the transfer, whichever is greater, and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity hereinafter referred to as a “Permitted Transferee”). For the purpose of this Article 11 (i) “control” shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity, and (ii) “tangible net worth” shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this Section 11.02 is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section 11.02 shall be deemed an assignment or transfer that requires Landlord’s prior written consent pursuant to Section 11.01 above. In no event shall the transfer of partnership or membership interests, or the stock of Tenant, not resulting in an assignment of this Lease or a change in the Tenant named on this Lease constitute a transfer of this Lease requiring Landlord’s consent.

ARTICLE 12 - TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building and Common Areas at any time during the Term, subject only to the rights of Tenant hereunder; and, provided that such successor shall expressly assume all obligations of Landlord, such sale shall operate to release Landlord from liability accruing hereunder after the date of such conveyance.

Section 12.02. Estoppel Certificate. Within ten (10) business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other statement of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building. Within ten (10) business days following receipt of a written request from Tenant, Landlord shall execute and deliver to Tenant, without cost to Tenant, an estoppel certificate in such form as Tenant may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Landlord’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other statement of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord, Tenant and by any lender or purchaser or mortgagee of the Building.

Section 12.03. Subordination. Landlord shall have the right to subordinate this Lease to any mortgage, deed to secure debt, deed of trust or other instrument in the nature thereof, and any amendments or modifications thereto (collectively, a “Mortgage”) presently existing or hereafter encumbering the Building by so declaring in such Mortgage. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease. Notwithstanding the foregoing, if the holder of the Mortgage shall take title to the Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Premises as provided for in this Lease so long as Tenant is not in Default. Notwithstanding the above, Landlord shall use reasonable efforts to obtain and deliver to Tenant a reasonable a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) from Landlord’s current and future mortgage lender on such lender’s customary form as negotiated by Tenant, but receipt of an SNDA shall not be a condition to this Lease or Tenant’s subordination. Tenant may be required to execute each such SNDA before Landlord or the lender will execute the SNDA. Tenant shall be responsible to pay Landlord’s lender’s SNDA processing and legal fees and Tenant shall reimburse Landlord for same within thirty (30) days of receipt of an invoice therefor. Landlord shall not be in default in the event Tenant desires to negotiate the SNDA and the parties are unable to agree upon a final form of SNDA. A party’s signature on a SNDA shall evidence such party’s agreement to and acceptance of such SNDA.

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a “Default”:

(a)        Tenant fails to pay any Base Rent or Additional Rent within five (5) business days after the same is due. Notwithstanding the foregoing sentence, Landlord shall provide Tenant with a written notice of such failure and Tenant shall have an additional five (5) business days to cure such failure before it shall be deemed a Default; provided, however, that Landlord shall not be required to give such notice more than two (2) times within any consecutive twelve (12) month period.

(b)        Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease (other than those governed by subsections (c) through (e) below) for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.

(c)         Tenant shall assign or sublet all or a portion of the Premises in violation of the provisions of Article 11 of this Lease.

(d)         Failure by Tenant to comply with the Rules and Regulations, unless such failure is cured within five (5) days after notice (provided, if the nature of Tenant's failure is such that more than five (5) days’ time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion).

(e)         All or substantially all of Tenant’s assets in the Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant or Guarantor (and Tenant or Guarantor fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant or Guarantor is insolvent and unable to pay its debts as they become due; Tenant or Guarantor makes a general assignment for the benefit of creditors; Tenant or Guarantor takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or Guarantor or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s or Guarantor’s corporate charter if Tenant or Guarantor is a corporation.

Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity (including, without limitation, specific performance and the ability to accelerate rent and Landlord’s rights under Massachusetts General Laws Chapter 239), any one or more of which may be exercised without further notice to Tenant:

(a)         Landlord may re-enter the Premises and cure any Default of Tenant, and Tenant shall, immediately upon demand, reimburse Landlord as Additional Rent for any costs and expenses that Landlord thereby incurs; and Landlord shall not be liable to Tenant for any property loss or damage that Tenant may sustain by reason of Landlord’s action.

(b)        Landlord may terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Tenant under this Lease and in and to the Premises shall terminate, except with respect to any provisions thereunder that expressly survive such termination. Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Premises to Landlord on the date specified in such notice. Furthermore, provided there is not a double recovery pursuant to any other damages payable to Landlord, in the event that Landlord terminates this Lease, Tenant shall be liable to Landlord for the unamortized balance of any leasehold improvement allowance and brokerage fees paid in connection with this Lease.

(c)         Without terminating this Lease, Landlord may terminate Tenant’s right to possession of the Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Premises. In such event, Tenant shall immediately surrender the Premises to Landlord, and Landlord may re-enter the Premises and dispossess Tenant and any other occupants of the Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord shall use reasonable efforts to re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord (i) an amount equal to the present value (discounted at the Prime Rate) of the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Premises, for the period which would otherwise have constituted the balance of the Term had this Lease not been terminated (said period being referred to herein as the “Remaining Term”), (ii) the costs of recovering possession of the Premises and all other expenses, loss or damage incurred by Landlord by reason of Tenant’s Default (“Default Damages”), which shall include, without limitation, expenses of preparing the Premises for re -letting, demolition, repairs, tenant finish improvements, brokers’ commissions and attorneys’ fees, and (iii) all unpaid Base Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the “Prior Obligations”). Neither the filing of any dispossessory proceeding nor an eviction of personalty in the Premises shall be deemed to terminate this Lease.

(d)          Landlord may terminate this Lease and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, an amount which, at the date of such termination is equal to the sum of the following: (i) the present value of the excess, if any, discounted at the Prime Rate, of (A) the Base Rent, Additional Rent and all other sums that would have been payable hereunder by Tenant for the Remaining Term, less (B) the aggregate reasonable rental value of the Premises for the Remaining Term, as determined by an independent real estate broker licensed in the State where the Premises is located who has at least ten (10) years of experience, (ii) all of the Default Damages, and (iii) all Prior Obligations. Landlord and Tenant acknowledge and agree that the payment of the amount set forth in clause (i) above shall not be deemed a penalty, but shall merely constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. It is expressly agreed and understood that all of Tenant’s liabilities and obligations set forth in this subsection (d) shall survive termination of this Lease.

(e)          Upon terminating this Lease following a Default by Tenant, declare immediately due and payable the sum of the following: (i) the present value (discounted at the Prime Rate) of all Base Rent and Additional Rent due and coming due under this Lease for the entire Remaining Term (as if by the terms of this Lease they were payable in advance), (ii) all Default Damages, and (iii) all Prior Obligations, whereupon Tenant shall be obligated to pay the same to Landlord; provided, however, that such payment shall not be deemed a penalty or liquidated damages, but shall merely constitute payment in advance of all Base Rent and Additional Rent payable hereunder throughout the Remaining Term, and provided further, however, that upon Landlord receiving such payment, Tenant shall be entitled to receive from Landlord all rents received by Landlord from other assignees, tenant and subtenants on account of said Premises during the Remaining Term (but only to the extent that the monies to which Tenant shall so become entitled do not exceed the entire amount actually paid by Tenant to Landlord pursuant to this subsection (e)), less all Default Damages of Landlord incurred but not yet reimbursed by Tenant.

(f)          Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.

(h)          If Landlord terminates this Lease or Tenant's right to possession, Landlord shall have an obligation to mitigate Landlord's damages, if required by law. Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building. Landlord will not be deemed to have failed to mitigate if Landlord leases any other portions of the Building before reletting all or any portion of the Premises. Landlord shall not be deemed to have failed to mitigate if it incurs reasonable reletting costs. In recognition that the value of the Building depends on the rental rates and terms of leases therein, Landlord's rejection of a prospective replacement tenant based on an offer of rentals below Landlord's published rates for new leases of comparable space at the Building at the time in question, or at Landlord's option, below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord's damages. Notwithstanding anything herein to the contrary, in any action between the parties, Tenant shall bear the burden of proving Landlord's failure to mitigate damages.

(i)          Tenant shall not be liable to Landlord for consequential or punitive damages except in the instance of an unauthorized holdover pursuant to Section 2.05 above.

Section 13.03. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default by Landlord, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from such default, but, except as otherwise awarded pursuant to a non-appealable order from a court of competent jurisdiction, Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder. In no event, however, shall Landlord be liable to Tenant for any consequential or punitive damages.

Section 13.04. Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Property for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.

Section 13.05. Nonwaiver of Defaults. Neither party’s failure nor delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision at that time or in the future. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy available to Landlord. No act or omission by Landlord or its employees or agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith. In addition, if a monetary Default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary Default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.

ARTICLE 14 - LANDLORD’S RIGHT TO RELOCATE TENANT

INTENTIONALLY DELETED

ARTICLE 15 - ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Environmental Definitions.

(a)          “Environmental Laws” shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Premises, the Building and the Common Areas, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Premises, the Building and the Common Areas.

(b)         “Hazardous Substances” shall mean petroleum products and those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws.

Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Premises, the Building, the Common Areas or the Property, or the transportation to or from the Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or off-site disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws.

Section 15.03. Notices, Affidavits, Etc. Tenant shall immediately (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, guests, customers, invitees or contractors of any Environmental Laws on, under or about the Premises, the Building, the Common Areas or the Property, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Premises, and (b)  deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations and the like within seven (7) business days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Premises.

Section 15.04. Tenant’s Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s managing agent from and against any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of Tenant’s obligations under this Article 15.

Section 15.05. Existing Conditions. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Premises prior to the Commencement Date of this Lease (or any earlier occupancy of the Premises by Tenant) except to the extent that Tenant or any assignee or subtenant of Tenant, or any of their respective employees, agents, contractors, representatives, guests, customers or invitees exacerbates the same. Landlord has received no written notice that the Building or the land on which the Building is located contains Hazardous Substances in violation of Environmental Laws.

Section 15.06. Interpretation. The obligations imposed upon Landlord and Tenant under this Article 15 are in addition to and are not intended to limit, but to expand upon, the obligations imposed upon Landlord and Tenant under Article 5 above.

Section 15.07. Survival. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.08. Landlord’s Obligations. In the event Landlord disposes of any Hazardous Substances within the Building or Premises in violation of Environmental Laws or if Hazardous Substances are located upon or within the Building (other than the Premises) prior to the Effective Date, Landlord shall remediate same to the extent required by Environmental Laws at Landlord’s sole cost and expense. Landlord shall indemnify, defend and hold harmless Tenant from and against any and all third party claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, paid out by Tenant in connection with any breach by Landlord of Landlord’s obligations under this Article 15.

ARTICLE 16 - MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed by and construed in accordance with the laws of the jurisdiction where the Building is located.

Section 16.03. Force Majeure. Each of Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions or delays of actions of governmental or political bodies (any such occurrence herein referred to as “Force Majeure”).

Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Premises on the terms contained herein.

Section 16.05. Indemnification for Leasing Commissions. Each of Landlord and Tenant hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of its actions to a commission or other fee resulting from the execution of this Lease. Each of Landlord or Tenant shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due the Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.

Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by any Laws shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(l). If delivered in person, the notice shall be deemed given as of the delivery date. If sent by overnight courier, the notice shall be deemed to have been given as of the date of delivery. If mailed by certified mail, the notice shall be deemed to have been given on the date that is three (3) business days following mailing. Rejection or other refusal by the addressee to accept or the inability of the carrier to deliver because of a changed address of which no notice was given shall be deemed to be the receipt of the notice sent. Either party may change its address by giving written notice thereof to the other party.

Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08. Financial Statements. During the Term and any extensions thereof, Tenant shall provide to Landlord on an annual basis, within ten (10) days following Landlord’s request (which request shall not be made more than annually), a copy of Tenant’s most recent financial statements prepared as of the end of Tenant’s fiscal year. Such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements, or if the Base Rent hereunder exceeds $100,000.00, said statements shall be certified and, if available, audited. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied. Landlord agrees that it shall maintain the confidentiality of such financial statements during the Term; provided, however, Landlord may disclose the contents of the financial statements to (a) officers and employees of Landlord and those agents, attorneys and consultants of Landlord reasonably requiring access, (b) actual or prospective lenders, purchasers, investors or shareholders of Landlord, (c) any entity or agency required by law, or (d) any entity or agency which is reasonably necessary to protect Landlord’s interest in any action, suit or proceeding brought by or against Landlord and relating to the subject matter of this Lease.

Section 16.09. Representations and Warranties.

(a)        Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the jurisdiction under which it was organized; (ii) Tenant is authorized to do business in the jurisdiction where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b)        Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the jurisdiction under which it was organized; (ii) Landlord is authorized to do business in the jurisdiction where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

Section 16.10. Parking. Tenant shall be provided a total of one hundred twenty-one (121) parking access cards for unreserved parking spaces (i.e., 3.3 parking spaces per 1,000 square feet of Rentable Area) of which twenty-seven (27) spaces (i.e., .75 parking spaces per 1,000 square feet of Rentable Area) shall be allocated to the lower lot located on the south side of Pleasant Street (the “Lower Lot”) and ninety-four (94) spaces (i.e., 2.55 parking spaces per 1,000 square feet of Rentable Area) allocated to the upper lot located on the north side of Pleasant Street (the “Upper Lot” and with the Lower Lot, the “Parking Area”) subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area. Such allocation shall be adjusted on a pro-rata basis if the Premises area expanded or contracted. There shall be no separate parking rental charge for use of the Parking Area. Tenant shall at all times comply with all Laws respecting the use of the Parking Area. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Area from time to time including designation of assigned parking spaces, requiring use of any key-card, sticker, or other identification or entrance systems and charging a fee for replacement of any such key card, sticker or other item used in connection with any such system and hours of operations. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Area, and any violation of the rules and regulations shall subject the car to removal from the Parking Area. The Lower Lot shall be operated pursuant to a sticker program. Tenant may elect to have the stickers transferred to rotating employees or visitors of the Building. Tenant may validate visitor parking by such method or methods as Landlord may approve, at the validation rate from time to time generally applicable to visitor parking. Unless specified to the contrary above, the parking spaces provided hereunder shall be provided on an unreserved, “first-come, first served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Area to be operated by an independent contractor, not affiliated with Landlord. All motor vehicles (including all contents thereof) shall be parked in the Parking Area at the sole risk of Tenant and Tenant’s assignees, subtenants, agents, contractors, employees, licensees, guests and invitees, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE OR LOSS WHICH MIGHT OCCUR ON THE PARKING AREA OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE PARKING SPACES.

Section 16.11. Consent. Where the consent of a party is required, such consent will not be unreasonably withheld unless otherwise provided herein to the contrary.

Section 16.12. Time. Time is of the essence of each term and provision of this Lease. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

Section 16.13. Anti-Corruption Laws and Sanctions. For purposes hereof, (a) “Anti-Corruption Laws” shall mean all Laws applicable to a pertinent party from time to time concerning or relating to bribery or anti-corruption; (b) “Sanctions” shall mean all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. federal government, including those administered by the Office of Foreign Assets Control, the United States Department of Treasury (“OFAC”) or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state in which a pertinent party or any of its subsidiaries conduct operations or Her Majesty’s Treasury of the United Kingdom; and (c) “Sanctioned Person” shall mean, at any time, (i) any person or entity listed in any Sanctions-related list of designated persons or entities maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state in which the pertinent party or any of its subsidiaries conducts operations, (ii) unless otherwise authorized by OFAC, any person or entity operating, organized or resident in any country or territory which is itself the subject or target of any full-scope (non-list based) Sanctions, or (iii) any ownership of fifty percent (50%) or more of an entity by persons or entities described in the foregoing clauses (i) or (ii) . Each of Landlord and Tenant represents and warrants that neither it nor any of its subsidiaries, nor to its knowledge, their respective directors, officers, employees or agents, is a Sanctioned Person. Each party further represents that it and its subsidiaries, and to its knowledge, their respective directors, officers, employees and agents, complies and shall continue to comply in all material respects with all Sanctions and with all Anti-Corruption Laws. Each party will use reasonable efforts to notify the other in writing if any of the foregoing representations and warranties are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached. In the event of any violation of this Section by Tenant, Landlord will be entitled to immediately terminate this Lease and take such other actions as are permitted or required to be taken under law or in equity.

Section 16.14. Compliance with Law.

(a)          Existing Laws. Landlord hereby represents to Tenant that, to the best of Landlord’s actual knowledge, Landlord has not received written notice from any governmental authority that the Building is not in compliance with all applicable Laws, including but not limited to Environmental Laws and the Americans with Disabilities Act. If any Laws in existence as of the date of the Lease require an alteration or modification of the Premises (a “Code Modification”) and such Code Modification (i) is not made necessary as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Premises by Tenant (each of (i) and (ii), a “Landlord Code Modification”), such Landlord Code Modification shall be performed by Landlord, at Landlord’s sole cost and expense.

(b)          Laws – Landlord Responsibility. If, as a result of one or more Laws that are not in existence as of the date of this Lease, it is necessary from time to time during the Term, to perform a Landlord Code Modification to the Building or the Common Areas, such Landlord Code Modification shall be performed by Landlord and the cost thereof shall be included in Expenses to the extent permitted by the terms of this Lease.

(c)          Laws – Tenant Responsibility. If it is necessary to perform a Code Modification to the Building or the Common Areas as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any building comparable to the Building irrespective of the use thereof by any particular occupant) or as a result of any alteration of the Premises by Tenant, such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects; provided, however, that to the extent the Code Modification is a result of a proposed alteration of the Premises by Tenant, Tenant shall have the right to retract its request to perform such proposed alteration that would trigger the requirement for a Code Modification.

Section 16.15. No Recording. Neither party shall record this Lease in any Registry of Deeds or Registry District, provided however that either party shall at the request of the other, execute and deliver a recordable Notice of this Lease in the form prescribed by Chapter 183, Section 4 of the Massachusetts General Laws. If a notice is recorded, Tenant shall, at Landlord's request upon expiration or earlier lease termination, deliver to Landlord a fully executed quitclaim and release in recordable form.

Section 16.16. Electronic Counterparts. This Lease may be executed in any number of original or electronic (facsimile or PDF) counterparts (and any such electronic counterpart shall be deemed an original), but all of which together shall be one and the same instrument.

Section 16.17. Declaration. This Lease and Tenant’s rights hereunder are and will be subject to any condominium declaration, by-laws and other instruments (collectively, the “Declaration”) which may be recorded in order to subject the Building to a condominium form of ownership, provided that the Declaration does not by its terms increase the Rent, materially increase Tenant’s non-Rent obligations or materially and adversely affect Tenant’s rights under this Lease. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.

[SIGNATURES CONTAINED ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

GRE RIVERWORKS, LLC, a Delaware limited liability company,

By:	/s/ Marija Tatic
Name: Marija Tatic
Title: Vice President

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

[Landlord’s Signature Page]

TENANT:

MARKFORGED, INC., a Delaware corporation

By:	/s/ Assaf Zipori
Name:	Assaf Zipori
Title:	VP, Head of Finance, Corporate Development

[Tenant’s Signature Page]

EXHIBIT A

PREMISES

Exhibit “A”

EXHIBIT B

TENANT IMPROVEMENTS

1.            Condition of Premises.

(a)        Tenant accepts the Premises “AS IS” without representation or warranty by Landlord of any kind. Tenant shall be responsible for constructing the interior improvements within the Premises (the “Tenant Improvements”). The Tenant Improvements may include installing loading dock access directly to the Premises subject to the terms and conditions of this Exhibit, including, without limitation, Landlord’s approval of the CD’s therefor and compliance with all Laws. If Tenant does not install a loading dock as part of the Tenant Improvements, Tenant may install the loading dock in the future subject to the terms and conditions of the Lease regarding alterations. Tenant’s proposed architect/engineer, construction contractor, and mechanical, electric and plumbing subcontractors are subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed. Promptly following the selection and approval of the architect/engineer, Tenant shall forward to said architect/engineer (and copy Landlord on the transmittal) Landlord’s building standards heretofore delivered to Tenant, and Tenant shall cause said architect/engineer to comply with said building standards. Promptly following the selection and approval of the contractor, Tenant shall forward to said contractor (and copy Landlord on the transmittal) Landlord’s mechanical, electrical and plumbing specifications and Landlord’s rules of conduct, all of which have been delivered to Tenant prior to the date of this Lease, and Tenant shall cause said contractor to comply with said specifications and rules of conduct. At Landlord’s request, Tenant shall coordinate a meeting among Landlord, Tenant and Tenant’s contractor to discuss the Building systems and other matters related to the construction of the Tenant Improvements.

2.          Preparation of CD’s. Tenant shall, at Tenant’s sole cost and expense, prepare and submit to Landlord a set of permittable construction drawings (the “CD’s”) covering all work to be performed by Tenant in constructing the Tenant Improvements. Tenant shall have no right to request any Tenant Improvements that would materially alter the exterior appearance of the Building or the Building systems. Landlord shall have fifteen (15) days after receipt of the CD’s in which to review the CD’s and in which to give Tenant written notice of its approval of the CD’s or its requested changes to the CD’s which approval shall not be unreasonably withheld or delayed. If Landlord requests any reasonable changes to the CD’s, Tenant shall make such changes and shall, within fifteen (15) days of its receipt of Landlord’s requested changes (if any), submit the revised portion of the CD’s to Landlord. Landlord shall have ten (10) business days after receipt of the revised CD’s in which to review said revised CD’s and in which to give to Tenant written notice of its approval of the revised CD’s or its requested changes thereto. This process shall continue until such time, if at all, that Landlord approves the CD’s in accordance with this paragraph. Tenant shall at all times in its preparation of the CD’s, and of any revisions thereto, act reasonably and in good faith. Landlord shall at all times in its review of the CD’s, and any revisions thereto, act reasonably and in good faith.

3.          Construction of Tenant Improvements. Prior to commencing the construction of the Tenant Improvements, Tenant shall deliver to Landlord (a) evidence of insurance (whether carried by Tenant or its contractor) reasonably satisfactory to Landlord, which insurance shall be maintained throughout the construction of the Tenant Improvements, and (b) a project schedule in detail reasonably satisfactory to Landlord. Throughout the construction of the Tenant Improvements, Tenant shall notify Landlord promptly of any material deviations from such project schedule. Tenant or its contractor shall construct the Tenant Improvements in a good, first-class and workmanlike manner and in accordance with the Plans and Specifications and all applicable governmental regulations. If Tenant shall fail to complete the Tenant Improvements by the Commencement Date, Tenant’s obligation to pay Base Rent and Additional Rent hereunder shall nevertheless begin on the Commencement Date, subject to the Abatement Period. Landlord shall have the right, from time to time throughout the construction process, upon reasonable prior notice (except in an emergency, in which no notice shall be required), to enter upon the Premises to perform periodic inspections of the Tenant Improvements. Tenant agrees to respond to and address promptly any reasonable concerns raised by Landlord during or as a result of such inspections.

Exhibit “B”

4.           Punchlist. Upon substantial completion of the Tenant Improvements, a representative of Landlord and a representative of Tenant together shall inspect the Premises and generate a punchlist of defective or uncompleted items relating to the completion of construction of the Tenant Improvements. Tenant shall, within a reasonable time after such punchlist is prepared and agreed upon by Landlord and Tenant, complete such incomplete work and remedy such defective work as are set forth on the punchlist.

5.            Improvement Costs.

(a) Provided no Default then exists, Landlord shall reimburse Tenant for the Improvement Costs (as hereinafter defined) incurred in constructing the Tenant Improvements, up to an amount equal to $1,088,730.00 (the “Tenant Allowance”) in accordance with the terms of this Section 5. Notwithstanding anything contained herein to the contrary, no advance of the Tenant Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected total Improvement Costs exceed the amount of the Tenant Allowance. Within forty-five (45) days thereafter, Landlord shall pay to Tenant the Tenant Allowance less the Fee and a holdback (the “Holdback”) equal to ten percent (10%) in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items:

(i)       Tenant has delivered to Landlord a copy of Tenant’s building permit;

(ii)      Tenant has received Landlord’s written approval of the CD’s;

(iii)     Tenant’s contractor has completed the portion of the Tenant Improvements within the Premises for which reimbursement is sought, as evidenced by a certificate from Tenant’s architect and invoices, receipts and other evidence reasonably required by Landlord to evidence the cost of the Tenant Improvements made as of the date of Tenant’s request for payment; and

(iv)     Tenant has delivered to Landlord partial lien waivers for the Tenant Improvements from Tenant’s contractor, all subcontractors and all laborers or material suppliers having performed any work at the Premises relating to the construction of the Tenant Improvements made as of the date of Tenant’s request for payment.

(b)          Landlord shall pay the Holdback to Tenant at such time as Tenant’s contractor has:

(i)       substantially completed the Tenant Improvements and received a certificate of occupancy from the applicable governing authority;

(ii)      delivered to Landlord lien waivers and affidavits from Tenant’s contractor, all subcontractors, and all laborers or materials suppliers having performed any work at the Premises relating to the Tenant Improvements, together with any other evidence reasonably required by Landlord to satisfy Landlord’s title insurer that there are no parties entitled to file a lien against the real property underlying the Property in connection with such work; and

(iii)     delivered to Landlord all invoices, receipts and other evidence reasonably required by Landlord to evidence the cost of the Tenant Improvements.

Exhibit “B”

(c)           Landlord shall pay the Holdback to Tenant at such time as Tenant has completed the incomplete work and remedied the defective work set forth on the punchlist.

(d)           Landlord shall be entitled to a construction management fee and the cost incurred by Landlord to review and approve the CD’s in an amount not to exceed $15,000 (the “Fee”). At Landlord’s option, the Fee shall either be (A) applied against the Tenant Allowance, or (B) billed to Tenant (in which case Tenant shall pay the Fee to Landlord within thirty (30) days following Landlord’s delivery of an invoice to Tenant).

(e)           For purposes of this Lease, the term “Improvement Costs” shall mean the hard and soft cost of the Tenant Improvements, including, without limitation, CD’s, demising walls, utilities, relocation expenses, audio visual equipment, security, Supplemental HVAC and Generator. Tenant shall be responsible for all Improvement Costs in excess of the Tenant Allowance.

(f)           Any portion of the Tenant Allowance, if any, not requested by Tenant in writing in accordance with requirements herein to be applied toward the Improvements Costs or the soft costs or as a credit against Base Rent and Tenant’s Share of Expenses and Real Estate Taxes (the “Rent Credit”) as provided in subparagraph (h) below on or before April 1, 2023 shall be forfeited.

(g)           All costs to construct the Tenant Improvements in excess of the Tenant Allowance shall be paid for by Tenant at Tenant’s sole cost and expense.

(h)           Notwithstanding anything to the contrary herein, a portion of the Tenant Allowance, not to exceed an amount equal to $544,365.00, may be used by Tenant as a rent credit (the “Rent Credit”) or to pay for soft costs, such as, but not limited to, furniture, fixtures and equipment, as requested by Tenant in writing. The Rent Credit shall be applied in four (4) equal installments pursuant to the terms of an amendment to this Lease to be entered into by the parties within thirty (30) days after Landlord’s receipt of Tenant’s written election of the Rent Credit (but in no event later than April 1, 2023) assuming the Rent Credit was timely elected in accordance with subparagraph (f) above, but regardless when elected, in no event shall the Rent Credit be applied any earlier than July 1, 2022). Tenant shall submit to Landlord a request for reimbursement for any soft costs for the Premises, but no more than once every thirty (30) days. In each such request, Tenant shall submit to Landlord (i) copies of all paid invoices together with canceled checks, and (ii) certification by Tenant stating that such request represents true, complete and correct copies of paid invoices and costs reimbursable to Tenant. Provided that no Default then exists and the Lease is in full force and effect, Landlord shall reimburse Tenant for the amount due under the request for reimbursement within thirty (30) days of receipt of all of the above required information.

(i)           Provided no Default exists, all the conditions to disbursement of the Tenant Allowance have been satisfied, and Landlord has failed to timely fulfill its obligation to fund any portion of the Tenant Allowance, then Tenant shall have the right to offset unpaid Tenant Allowance against monthly installments of Base Rent next due, not to exceed twenty-five percent (25%) of each monthly installment of Base Rent due, until paid, in accordance with this Section. Subject to the preceding sentence, if Landlord fails to timely fulfill its obligation to fund any portion of the Tenant Allowance and Tenant desires to exercise the right to offset such amounts against Base Rent, Tenant shall deliver a written notice (“Tenant’s Offset Notice”) to Landlord stating its intent to exercise the offset right and shall not begin exercising the offset right until forty-five (45) days after delivery of such notice. If Landlord delivers a written notice to Tenant within fifteen (15) days after receipt of Tenant’s Offset Notice contesting Tenant’s right to offset the amounts specified in Tenant’s Offset Notice (with an explanation of Landlord’s objections), Tenant shall not offset any Base Rent payment until the dispute is resolved. If Landlord objects to Tenant’s offset right, either party may commence litigation in an appropriate forum to resolve the dispute; provided, that either party may elect to have such dispute resolved through binding arbitration described below. If Tenant either (i) obtains a written decision from the arbitration tribunal in the arbitration proceeding confirming Landlord’s obligation to reimburse Tenant, or (ii) obtains a judgment as a result of the litigation against Landlord confirming Landlord’s obligation to reimburse Tenant, then Tenant may offset the amount of such judgment or decision against Rent as set forth above in this Section. Any dispute relating to Tenant’s right to offset against Rent amounts owed to Tenant by Landlord may be resolved by expedited arbitration as follows: the dispute shall be resolved by a single arbitrator before the American Arbitration Association ("AAA") under the Commercial Arbitration Rules of the AAA modified as follows: (i) the total time from date of demand for arbitration to final award shall not exceed forty-five (45) days; (ii) all notices may be by telephone or other electronic communication with later confirmation in writing; (iii) the time, date, and place of the hearing shall be set by the arbitrator in his or her sole discretion, provided that there shall be at least ten (10) business days prior notice of the hearing; (iv) there shall be no post-hearing briefs; (v) there shall be no discovery except by order of the arbitrator; and (vi) the arbitrator shall issue his or her award within ten (10) business days after the close of the hearing. The arbitration shall be held in the county in which the Premises are located. The decision of the arbitrator shall be final and binding on the parties and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The fees and expenses of the arbitrator shall be paid half by Landlord and half by Tenant unless the arbitrator decides otherwise in its decision.

Exhibit “B”

6.           Space Planning Allowance. In addition to the Tenant Allowance, provided Tenant is not in Default, Landlord shall provide a space planning allowance for the Premises in an amount not to exceed $0.12 per square foot of Rentable Area ("Space Planning Allowance") Landlord shall pay the Space Planning Allowance to Tenant or, at Landlord’s election, directly to the applicable designer, within thirty (30) days after receipt of the space plan and an invoice therefor, together with such other supporting documentation that is reasonably requested by Landlord.

7.           Certificate of Occupancy. Tenant acknowledges and agrees that Tenant shall have no right to conduct its business at the Premises unless and until Tenant delivers to Landlord an original certificate of occupancy for the Premises.

Exhibit “B”

EXHIBIT C

INTENTIONALLY DELETED

Exhibit “C”

EXHIBIT D

SPECIAL PROVISIONS

Section 1. Options to Extend.

(a)        Grant and Exercise of Option. Provided that (i) no Default has occurred and is then continuing, and (ii) Tenant originally named herein or any Permitted Transferee remains in possession of and occupying no less than 33% of the entire Premises as of the date of Tenant’s notice of extension, Tenant shall have the option to extend the Term for two (2) additional periods of five (5) years each (the “Extension Term(s)”). Each Extension Term shall be upon the same terms and conditions contained in the Lease except (x) this provision giving two (2) extension options shall be amended to reflect the remaining options to extend, if any, and (y) any improvement allowances or other concessions applicable to the Premises under the Lease shall not apply to the Extension Term, and (z) the Base Rent shall be adjusted as set forth below (the “Rent Adjustment”). Tenant shall exercise each option by (i) delivering to Landlord, no earlier than fifteen (15) month and no later than twelve (12) months prior to the expiration of the preceding term, written notice of Tenant’s desire to extend the Term. Tenant’s failure to timely exercise such option shall be deemed a waiver of such option and any succeeding option. Landlord shall notify Tenant of the amount of the Rent Adjustment no later than forty-five (45) days after Tenant’s notice of extension. Tenant shall be deemed to have accepted the Rent Adjustment if it fails to deliver to Landlord a written objection thereto within thirty (30) days after receipt thereof. If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease reflecting the terms and conditions of the Extension Term within thirty (30) days after Tenant’s acceptance (or deemed acceptance) of the Rent Adjustment. Landlord shall not be obligated to provide any rent abatement, allowances, improvements or other monetary concessions of any kind in connection with the Extension Term, provided that Landlord agrees to consider providing one or more such concessions at Tenant’s request if Tenant’s then creditworthiness is acceptable to Landlord in Landlord’s sole discretion.

(b)        Rent Adjustment. The Rent Adjustment for the applicable Extension Term shall be an amount equal to the Base Rent then being paid by renewal tenants of the Building for office and/or R&D space and by tenants of other Class A brick and beam buildings in the nearby submarket of comparable size and quality and with similar or equivalent improvements as are found in the Building (“Fair Market Rent”). The Fair Market Rent shall include an escalation of a fixed net rental rate (based on a fixed step or index) then prevailing in the market. Tenant shall not be subject to any artificial caps or rent floors. If, however, Tenant delivers to Landlord a written objection to Landlord’s calculation of the Fair Market Rent within thirty (30) days after Tenant’s receipt of Landlord’s determination of the Fair Market Rent, and the parties cannot agree on a Fair Market Rent within ten (10) days after Tenant’s written objection then Tenant may retract its exercise of its option to extend, or Tenant may choose arbitration to determine the Fair Market Rent. If Tenant chooses arbitration, Tenant shall give Landlord written notice of its desire to seek arbitration within five (5) business days after expiration of such ten (10)-day period (“Arbitration Notice”) . Within ten (10) days after Tenant provides Landlord with its Arbitration Notice, the parties shall each appoint an appraiser to determine the Fair Market Rent for the Premises. Each appraiser so selected shall be either an MAI appraiser or a licensed real estate broker, each having at least ten (10) years’ prior experience in the appraisal or leasing of comparable space in the metropolitan area in which the Premises are located and with a working knowledge of current rental rates and practices. If the two appraisers cannot agree upon the Fair Market Rent for the Premises within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20)-day period, the two appraisers shall select a third appraiser meeting the above criteria and who is independent of both parties. Once the third appraiser has been selected as provided for above, then such third appraiser shall within ten (10) days after appointment make its determination of the Fair Market Rent. The average of the two closest determinations of the Fair Market Rent shall be used as the Base Rent for the applicable Extension Term and shall be binding on both Landlord and Tenant. Landlord and Tenant shall each bear the cost of its appraiser and shall share the cost of the third. If Tenant fails to provide the Arbitration Notice as provided above, then Tenant’s exercise of its option to extend shall be deemed retracted.

Exhibit “D”

Section 2. Right of First Offer.

(a)        Provided that (i) no Default has occurred and is then continuing, and (ii) Tenant originally named herein or its Permitted Transferee remains in possession of and has been continuously operating in and occupying no less than 33% of the entire Premises throughout the Term, and subject to the existing rights of New England Research Institute to Suite A-100 and to the existing rights of Normatech to Suites A-110, A-120 and B-120 and Landlord’s right to renew or extend the lease term of any other tenant with respect to the portion of the Offer Space now or hereafter leased by such other tenant, Landlord shall, before entering into a lease with a third party for any of Suites A-100, A-110, A-120 and/or B-120 as shown on Exhibit H (the “Offer Space”), notify Tenant in writing of the availability of the Offer Space for leasing and setting forth the terms and conditions upon which Landlord is willing to lease the Offer Space to Tenant (“Landlord’s Notice”), including, without limitation a Base Rent equal to the Fair Market Rent for the Offer Space. Tenant shall have seven (7) business days from its receipt of Landlord’s Notice to deliver to Landlord a binding, irrevocable written notice agreeing to lease the Offer Space on the terms and conditions contained in Landlord’s Notice (“Tenant’s Acceptance”). In the event Tenant fails to deliver Tenant’s Acceptance to Landlord within said seven (7)-business day period, such failure shall be conclusively deemed a rejection of the Offer Space and a waiver by Tenant of this right of first offer, whereupon, except as provided in (c) below, Tenant shall have no further rights with respect to the Offer Space and Landlord shall be free to lease the Offer Space to a third party. Landlord shall not be obligated to provide any rent abatement, allowances, improvements or other monetary concessions of any kind in connection with the Offer Space, provided that Landlord agrees to consider providing one or more such concessions at the request of Tenant if Tenant’s creditworthiness is then acceptable to Landlord in Landlord’s sole discretion.

(b)        The term for the Offer Space shall be coterminous with the term for the original Premises, provided, however, that the minimum term for the Offer Space shall be four rent paying years and if the term for the existing Premises (“Current Premises”) shall have less than four (4) rent paying years for the Offer Space remaining as of the commencement of the term for the Offer Space, it shall be a condition of Tenant’s Acceptance that Tenant simultaneously exercises the option for the Extension Term. If the Term for the Current Premises is extended as provided above, the Base Rent for such extension term shall be determined as provided in Section 1 above.

(c)        If Tenant properly exercises its right of first offer, Landlord and Tenant shall enter into an amendment to this Lease adding the Offer Space to the Premises upon the terms and conditions in Landlord’s Notice and otherwise upon the terms and conditions of this Lease. If Tenant shall fail to enter into such an amendment that contains the terms and conditions in Landlord’s Notice within thirty (30) days following Tenant’s receipt thereof, then Landlord may terminate this right of first offer by notifying Tenant in writing, in which event Tenant shall have no further rights with respect to the Offer Space and Landlord shall be free to lease the Offer Space to a third party. This right of first offer shall be an ongoing right of first offer, which shall mean that if Tenant waives its right of first offer pursuant to subsection (a) above and all of the Offer Space is subsequently leased to a third party (“New Tenant”), Landlord shall not lease the Offer Space to a third party (other than the New Tenant) without notifying Tenant of the availability of the Offer Space, in which case Tenant shall again have a right of first offer to lease the Offer Space in accordance with this Section 2.

Exhibit “D”

Section 3. Emergency Generator.

(a)        Tenant, at its sole cost and expense and subject to the terms of this Lease, shall have the right to install, operate and maintain an emergency generator and related equipment, including tanks and compressed air tanks (collectively, the “Generator”) at a location reasonably satisfactory to Landlord. Tenant shall install, operate and maintain the Generator in accordance with all federal, state and local Laws and regulations. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install, operate and maintain the Generator and shall provide copies thereof to Landlord. Prior to installation of the Generator, Tenant shall provide Landlord with a certificate of insurance on behalf of the installer reasonably satisfactory to Landlord. Tenant, at Tenant’s sole cost and expense, shall install screening around the Generator, the size, location, design and manner of which shall be subject to the written approval of Landlord. Tenant shall at all times keep the Generator and the surrounding area in a clean and orderly condition.

(b)        Tenant, at its sole cost and expense, shall be responsible for removing the Generator and the screening surrounding the Generator and for restoring the Building and/or Common Areas affected by the Generator and screening to their original condition after such removal. Tenant agrees, within ten (10) days after written notice from Landlord, to remove the Generator and screening surrounding same in the event any governmental entity or applicable law or regulation requires removal thereof or Tenant fails to materially comply with the terms stated herein. Such removal shall be in accordance with all of the terms and conditions set forth herein. If Tenant fails to remove the Generator and screening surrounding same from the Building or Common Areas upon expiration or earlier termination of the Lease, or after expiration of the ten (10)-day notice period provided above, the Generator and screening surrounding same shall be deemed abandoned by Tenant and shall become the property of Landlord, or Landlord may remove the same at Tenant’s expense.

Section 4. Telecommunications Access. Tenant and/or its telecommunications and/or its utility companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies, shall have the right of access to and within the Building (including a reasonably sufficient size conduit pathway to the Premises) for the installation and operation of its telecommunications and utility systems necessary to service the Premises, including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission and/or utility systems for part or all of Tenant's telecommunications and/or utilities from, to and within the Building (collectively "Telecom Services"); provided, however, such telecommunications companies, utility companies, and/or access vendor service companies enter into a commercially reasonable access agreement with Landlord. Notwithstanding the foregoing, any Telecom Services provided to Tenant in the Premises shall be installed, maintained and operated at Tenant's sole cost and expense and shall be subject to Landlord's approval of detailed engineering plans and specifications for the installation of any Telecom Services, which approval may be withheld if the installation or operation of the Telecom Services physically affect (i) the aesthetics of the Building, (ii) the Building's mechanical systems (including those systems located on the property owned by Landlord, but outside of the Building), (iii) the structural integrity of the Building, (iv) the operation of other Telecom Services already in the Building or (v) Landlord's ability to lease or operate the Building.

Section 5. Rooftop Installation.

(a)        Roof Area. "Roof Area" shall mean the surface of the roof of the Building depicted on Exhibit E attached hereto.

(b)        Dish. "Dish" shall mean one or more microwave dishes, antennae and/or communication devices and related equipment so long as they do not create a visual or structural impairment to the Building.

Exhibit “D”

(c)          License of Roof Area. Provided Tenant is not in Default hereunder, and provided further that Tenant complies with all zoning and other municipal and county rules and regulations, and all applicable restrictions of record, and subject to Landlord’s prior review and approval, which shall not be unreasonably withheld or delayed, Tenant shall have the right, at its own cost and expense and subject to the terms hereof, to install, operate and maintain the Dish on the Roof Area, so long as the Dish is used exclusively for Tenant's use and not sold to or utilized in any manner by a third party. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install and operate the Dish. Copies of such permits and licenses shall be provided to Landlord.

(d)          Installation of the Dish.

(i)         The number, size, equipment, location, design and manner of installation of the Dish and all related wiring shall be designated and approved by Landlord. After obtaining written approval of Landlord, Tenant shall have reasonable access to the roof for installation and maintenance of the Dish and shall have the right to install all reasonable wiring related thereto. However, unless otherwise approved by Landlord in writing, in no event shall Tenant be permitted to penetrate the roof membrane in connection with the installation or maintenance of the Dish. Tenant represents and warrants that the installation and maintenance of the Dish will not cause any damage to the structural portions of the Building. Tenant shall be responsible for repairing any such damage to the structure.

(ii)         Tenant shall use the roofing company specified by the Landlord to perform any work affecting the roof. Tenant shall match as nearly as possible the color of the Dish to the existing facade of the Building. All cable runs, conduit and sleeving shall be installed in a good workmanlike manner. Cables and transmission lines shall be routed and attached in accordance with current, state of the art industry practices. The Dish shall be identified with permanently marked, weather proof tags at the following locations: (i) at each antenna bracket; (ii) at the transmission line building entry point; (iii) at the interior wall feed through or any other transmission line exit point; and (iv) at any transmitter combiner, duplexer, or multifed receive port. In addition, all Tenant telephone blocks, demarcs, and cables shall be clearly identified with the Tenant's name, type of line, and circuit number.

(iii)         Tenant shall install, operate and maintain the Dish in accordance with all federal, state and local laws and regulations. Prior to installation of the Dish, Tenant shall, on behalf of the installer, provide Landlord with a certificate of insurance reasonably satisfactory to Landlord.

(e)          Roof Work. If, during the Lease Term, as the same may be extended, Landlord needs to perform maintenance work to Landlord's equipment on the roof of the Building or repair or replace the roof of the Building ("Roof Work"), Tenant agrees to cooperate and work with Landlord (at Tenant's sole cost and expense) to achieve said Roof Work. Landlord agrees to provide at least thirty (30) days' notice to Tenant of its intention to perform the Roof Work; except in the case of emergency Roof Work in which case Landlord shall give as much notice as possible under the circumstances. Such Roof Work may require the relocation of any portion of the Dish at Tenant's cost and expense or Tenant's installation of temporary equipment. Moreover, if a temporary relocation of the Dish is required to accommodate the Roof Work, Landlord agrees to exercise commercially reasonable efforts to identify a technically feasible alternative location for the relocation portion of the Dish which will not impede the Roof Work. Notwithstanding the foregoing, Landlord does not warrant and represent that in all circumstances that an alternative location will be available and, consequently, Landlord's obligation to provide such alternative location is subject to the availability of such space and under no circumstances shall Landlord be liable to Tenant for any consequential damages as a result of such relocation including, but not limited to, loss of business income or opportunity. Notwithstanding the foregoing, Tenant shall move the Dish back to its original location after the Roof Work is completed unless the parties agree to utilize the relocated area permanently.

Exhibit “D”

(f)           Interference. Tenant shall not use the Roof Area or the Dish in any way that interferes with the use and enjoyment of the Property by: (i) Landlord, (ii) tenants or licensees of Landlord leasing or licensing space in the Building primarily for the same or similar use as a majority of the other tenants or licensees in the Building and which is consistent with the purpose for which the Building is operated ("Existing Tenants") who commenced occupancy at the Building on a date which precedes the Effective Date, including Existing Tenants who are leasing or licensing space from Landlord and using the Property as a communications transmitting or receiving site. The operation of the Dish shall not interfere with the maintenance or operation of the Building, including but not limited to the roof, MATV, CATV or other video systems, HVAC systems, electronically controlled elevator systems, computers, telephone systems, or any other system serving the Building and/or its occupants. The operation of the Dish shall not interfere with radio or telecommunication equipment installed by telecommunication service providers at the Building prior to the Effective Date. Tenant shall indemnify Landlord and hold Landlord harmless from all expenses, costs, damages, loss, claims or other expenses and liabilities arising from any such interference. Tenant agrees to cease all operations (except for testing as approved by Landlord) within twenty-four (24) hours of receipt of notice from Existing Tenants of such interference and to continue to cease all operations until the interference has been corrected to the reasonable satisfaction of the Landlord. If such interference has not been corrected within thirty (30) days, Landlord may require Tenant to remove the specific items from the Dish causing such interference. All operations by Tenant shall be lawful and in compliance with all FCC rules and regulations. Tenant shall be responsible for all costs associated with any tests deemed necessary to resolve any and all interference which Landlord determines or reasonably believes is being caused by the Dish or Tenant's use thereof.

(g)           Emergencies. Notwithstanding the foregoing, if an emergency situation exists which Landlord reasonably determines, in its sole discretion, to be attributable to the Dish, Landlord shall immediately notify Tenant verbally, who shall act diligently and expediently to remedy the emergency situation. Should Tenant fail to so remedy the emergency situation or should Landlord reasonably determine that the response time by Tenant is not adequate given the nature of the emergency, Landlord may then shut down the Dish and Tenant shall have no recourse against Landlord as a result of such action.

(h)           Removal of the Dish upon Termination. Following any termination or expiration of this Lease, Tenant shall remove all of the Dish from the Building. In performing such removal, Tenant shall restore the Roof Area and any personal property and fixtures thereon to as good a condition as they were prior to the installation or placement of the Dish, reasonable wear and tear excepted. If Tenant fails to remove the Dish within thirty (30) days after expiration or earlier termination of this Lease, Landlord may remove and dispose of the Dish and Tenant shall reimburse Landlord for the costs of such removal and restoration of the Roof Area. Moreover, Landlord may deem the Dish abandoned in which event the Dish shall become Landlord's property. This subsection (h) shall survive the expiration or earlier termination of the Lease.

(i)            Utilities. Tenant shall be responsible for obtaining and paying for all utilities to operate the Dish.

(j)            Tenant's Right to Discontinue Use. Tenant reserves the right to discontinue its use of the Dish at any time prior to the termination of the Lease or any renewal or extension thereof for any reason whatsoever, provided that Tenant gives thirty (30) days prior written notice thereof to Landlord.

(k)            Indemnification. Any language in the Lease notwithstanding, Landlord shall not be liable and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, damages (including but not limited to personal injury, death, or property damages), costs, expenses, and attorneys' fees incurred by Landlord arising from any Dish related cause whatsoever, including those arising from the installation, use, maintenance and removal thereof.

Exhibit “D”

Section 6. Supplemental HVAC. Tenant shall have the right to use, operate and maintain, one or more supplemental air conditioning units (“Supplemental HVAC”) at a location reasonably satisfactory to Landlord. The Supplemental HVAC and a tab meter shall be installed by Tenant in at Tenant’s sole cost. Unless otherwise approved by Landlord in writing, in no event shall Tenant be permitted to penetrate the roof membrane in connection with the installation or maintenance of the Supplemental HVAC. If approved, Tenant shall use the roofing company specified by the Landlord to perform any work affecting the roof. Any such work shall be Tenant shall have the right to operate the Supplemental HVAC twenty-four (24) hours a day, seven (7) days a week. Tenant shall be solely responsible, at its cost and expense, for the maintenance, repair and replacement (if necessary) of the Supplemental HVAC. Tenant shall operate and maintain the Supplemental HVAC in accordance with all applicable federal, state and local laws and regulations. Tenant shall also be responsible for the cost of the electricity to operate the Supplemental HVAC. Upon expiration or earlier termination of the Lease, Tenant, at Tenant’s election, may remove the Supplemental HVAC and, if removed, shall repair any and all damage to the Premises and/or the Building caused by such removal.

Exhibit “D”

EXHIBIT E

RULES AND REGULATIONS

1.            The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress, including, without limitation, use of and access to and from the Premises and the loading dock. Landlord shall control the Common Areas.

2.            No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard window coverings without Landlord’s prior written approval. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and tube color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without written consent of Landlord.

3.            No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Premises, the Building or in the Common Areas including the parking area without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to tenant. The lobby directory will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering.

4.            The sashes, sash doors, windows, and doors that reflect or admit light and air into halls, passageways or other public places in the Building shall not be covered or obstructed by tenant.

5.            The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

6.            No tenant shall mark, paint, drill into, or in any way deface any part of the Premises or the Building (except for nails for the display of artwork). No boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct. Landlord shall direct electricians as to where and how telephone or data cabling are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

7.            No bicycles, vehicles, birds or animals of any kind (except as provided in Section 25 below) shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant on the Premises, except microwave cooking, and the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Premises.

8.            The Premises shall not be used for manufacturing or for the storage of merchandise except as such manufacturing and storage in accordance with the permitted use of the Premises. No tenant shall occupy or permit any portion of the Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or a dance, exercise or music studio, or any type of school or daycare or copy, photographic or print shop or an employment bureau without the express written consent of Landlord. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

Exhibit “E”

9.           No tenant shall disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual, excessive or disturbing noise, or in any other way. No tenant shall throw anything out of doors, windows or down the passageways.

10.         No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance (except as permitted by the Lease) or firearm.

11.         No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made to existing locks or the mechanism thereof. Each tenant must upon the termination of his tenancy, restore to the Landlord all keys of doors, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

12.         No tenant shall overload the floors of the Premises. All damage to the floor, structure or foundation of the Building due to improper positioning or storage items or materials shall be repaired by Landlord at the sole cost and expense of tenant, who shall reimburse Landlord immediately therefor upon demand. All removals or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours that Landlord shall reasonably determine from time to time. The moving of safes or other fixtures or bulky matter of any kind must be done upon previous notice to Landlord and under Landlord’s supervision, and the persons employed by any tenant for such work must be acceptable to Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. The Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon supports approved by Landlord to distribute the weight.

13.         Landlord shall have the right to prohibit any advertising by any tenant that, in Landlord’s opinion tends to impair the reputation of the Building or its desirability as an office location, and upon written notice from Landlord any tenant shall refrain from or discontinue such advertising.

14.         The business hours for the Building shall be 8 a.m. to 6 p.m. Monday through Friday and 8   a.m. to 1 p.m. on Saturday, excluding legal holidays. Landlord reserves the right to require all persons entering the Building between the hours of 6:00 p.m. and 8:00 a.m. and at all hours on Saturday, Sunday and legal holidays to register with Landlord’s security personnel. Each tenant shall be responsible for all persons entering the Building at tenant’s invitation, express or implied. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants and the protection of the Building and the property in the Building.

15.         No tenant shall purchase janitorial or maintenance or other like services, from any person or persons not approved by Landlord. Any persons employed by any tenant to do janitorial work or other work in the Premises shall, while in the Building and outside of the Premises, be subject to and under the control and direction of Landlord (but not as an agent or servant of Landlord), and tenant shall be responsible for all acts of such persons.

Exhibit “E”

16.          Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.

17.          All office equipment of any electrical or mechanical nature shall be placed by tenant in the Premises in settings that will, to the maximum extent possible, absorb or prevent any vibration, noise and annoyance.

18.          No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.

19.          There shall not be used in any space, or in the public halls of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards.

20.          The scheduling of tenant move-ins shall be before or after normal business hours and on weekends, subject to the reasonable discretion of Landlord.

21.          The Building is a smoke-free Building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord. Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Building, except in receptacles for that purpose. Landlord may, at its sole discretion, impose a charge against monthly rent of $50.00 per violation by tenant or any of its employees, representatives, contractors or invitees, of this smoking policy.

22.          Tenants will ensure that all doors are securely locked, and water faucets, electric lights and electric machinery are turned off before leaving the Building.

23.          Parking spaces associated with the Building are intended for the exclusive use of passenger automobiles. Except for intermittent deliveries, no vehicles other than passenger automobiles may be parked in a parking space without the express written permission of Landlord. Tenant, its employees, customers, invitees and guests shall, when using the surface parking in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulation. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles except to the extent arising out of the negligence or willful misconduct of Landlord, the managing agent or any of their respective partners, directors, officers, agents or employees.

24.          Tenant shall be responsible for and cause the proper disposal of medical waste, including hypodermic needles, created by its employees.

Exhibit “E”

25.         Notwithstanding anything contained herein to the contrary, Tenant’s employees (collectively, the “Pet Owners”) shall have the right to bring domestic, trained dogs and cats to the Premises, subject to compliance with applicable laws (including compliance with any ordinances imposed by the City and County) and the terms and conditions set forth herein and such presence shall not violate the Certificate of Occupancy. Provided Tenant provides Landlord with prior written notice, pets shall be permitted to be kept in Premises limited to three (3) dogs or three (3) cats on any floor comprising the Premises at any one time without the prior approval of Landlord (hereinafter referred to as “Pet(s)”), with the exception that any dog breed with a known history of violence will not be allowed in any portion of the Building. Pet(s) may be brought into the Building via only those exterior doors or elevators specifically designated by Landlord as approved for Pet(s) and provided such Pet(s) are in carriers or on a short leash. Landlord shall only be required to designate one (1) elevator at any one time to accommodate Pet(s). No Pet(s) shall be permitted in any areas of the Building and Common Areas other than the Premises and the pathway required to directly lead the Pet(s) straight from the exterior of the Building to the designated Pet elevator for access to the Premises. No Pet Owner shall leave any Pet(s) on the Premises unattended and/or overnight. No Pet Owner shall curb its Pet(s) on exterior Building walls, steps, shrubbery, flowers, small trees or lawn areas that are part of the Property. Any damage to the Building caused by any Pet(s) brought into the Building by any Pet Owner shall be repaired at Tenant’s sole cost and expense, including any cost of cleaning or repairing carpet stains or other damage to Common Areas caused by any Pet Owner’s Pet(s) (“Pet Damage”). The Pet Owner must carry paper toweling or other means of waste disposal, must immediately clean up after the Pet’s waste and must properly dispose of it. Kitty litter and animal waste must be placed in plastic bags that are securely tied prior to disposal. No Pet(s) may disturb, threaten, or injure any other tenant or occupant of the Building or the Property (including, without limitation, by barking) (each, a “Pet Incident”). Tenant must act reasonably and in good faith to take all actions to prevent Pet Damage or Pet Incidents from occurring. If a particular Pet is the cause of three (3) or more incidents of Pet Damage, Landlord may reasonably determine that allowing such Pet(s) in the Building is causing disruption and/or creating a nuisance and Landlord may rescind its agreement to permit the subject Pet(s) in the Building. If a particular Pet is the cause of one (1) or more Pet Incidents that results in injury to any tenant or occupant of the Building or the Property, Landlord may rescind its agreement to permit the subject Pet(s) in the Building. In either such case, such banned Pet(s) shall not enter the Property and Tenant use good faith efforts to enforce such expulsion. Tenant agrees to protect, indemnify, defend and save harmless Landlord from and against all claims, actions, damages, liability, obligations, penalties, causes of action, costs and expenses (including reasonable attorneys’ fees and costs) imposed upon, incurred by or asserted against Landlord or any Landlord Parties by reason of any accident, injury to or death of any person or loss of or damage to any property, or any other loss or injury caused by such Pet(s) in or around the Premises and the Property. Any pet, whenever outside of a Premises or in all interior and exterior Common Areas, must be leashed or caged and kept under direct control of the pet owner or another person able to control the pet. The person in charge of the pet must clean up after it and is responsible for any damage done by the pet. Landlord reserves the right to adopt more specific rules and penalties not inconsistent with the foregoing, and may make all or specified portions of the Common Area off limits to pets. Tenant shall be responsible for any additional cleaning costs and all other costs which may arise from a dogs’ presence in the Building in excess of the costs that would have been incurred had such dog(s) not been allowed in or around the Building.

It is Landlord’s desire to maintain in the Building and Common Areas the highest standard of dignity and good taste consistent with comfort and convenience for tenants. Any action or condition not meeting this high standard should be reported directly to Landlord. The Landlord reserves the right to make such other and further rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Building and Common Areas, and for the preservation of good order therein.

Exhibit “E”

EXHIBIT F

FORM LETTER OF CREDIT

[LETTERHEAD OF ISSUER OF LETTER OF CREDIT]

____________________ (MONTH, DAY, YEAR)

____________________________

____________________________

_______________________________

____________________________

ATTENTION: ____________________________

REF:      IRREVOCABLE LETTER OF CREDIT NO. _____________

GENTLEMEN:

WE HEREBY OPEN OUR UNCONDITIONAL IRREVOCABLE CLEAN LETTER OF CREDIT NO. __________ IN YOUR FAVOR AVAILABLE BY YOUR DRAFT(S) AT SIGHT FOR AN AMOUNT NOT TO EXCEED IN THE AGGREGATE ($__________) EFFECTIVE IMMEDIATELY.

ALL DRAFTS SO DRAWN MUST BE MARKED “DRAWN UNDER IRREVOCABLE LETTER OF CREDIT OF [ISSUING BANK], NO. __________, DATED _______________, 20__.”

THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT OUR OFFICE AT _________________________, OR SUCH OTHER OFFICE AS WE MAY DESIGNATE BY WRITTEN NOTICE TO YOU, AND EXPIRES WITH OUR CLOSE OF BUSINESS ON ____________________. IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE AUTOMATICALLY EXTENDED FOR ADDITIONAL TWELVE MONTH PERIODS THROUGH ____________________ [INSERT DATE WHICH IS 120 DAYS AFTER LEASE EXPIRATION], UNLESS WE INFORM YOU IN WRITING BY REGISTERED MAIL AT THE ABOVE ADDRESS DISPATCHED BY US AT LEAST 90 DAYS PRIOR TO THE THEN EXPIRATION DATE THAT THIS LETTER OF CREDIT SHALL NOT BE EXTENDED. IN THE EVENT THIS CREDIT IS NOT EXTENDED FOR AN ADDITIONAL PERIOD AS PROVIDED ABOVE, YOU MAY DRAW HEREUNDER. SUCH DRAWING IS TO BE MADE BY MEANS OF A DRAFT ON US AT SIGHT WHICH MUST BE PRESENTED TO US BEFORE THE THEN EXPIRATION DATE OF THIS LETTER OF CREDIT. THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT YOUR CONSENT. THIS LETTER OF CREDIT IS PAYABLE IN MULTIPLE DRAFTS AND SHALL BE TRANSFERABLE BY YOU WITHOUT ADDITIONAL CHARGE.

DRAWS MAY BE PRESENTED BY FACSIMILE TO OUR FAX NUMBER __________. IF PRESENTATION IS BY FACSIMILE, THE ORIGINAL DRAFT AND THIS LETTER OF CREDIT MUST BE SENT BY OVERNIGHT COURIER THE SAME DAY AS THE FAX PRESENTATION. PAYMENT WILL BE EFFECTED ONLY UPON RECEIPT OF THE ORIGINAL DRAFT AND THE LETTER OF CREDIT AT OUR ABOVE OFFICE.

IF DEMAND FOR PAYMENT IS PRESENTED BEFORE 11:00 A.M. CENTRAL TIME, PAYMENT SHALL BE MADE TO YOU OF THE AMOUNT DEMANDED IN IMMEDIATELY AVAILABLE FUNDS NOT LATER THAN 4:00 P.M. CENTRAL TIME ON THE FOLLOWING BUSINESS DAY. IF DEMAND FOR PAYMENT IS PRESENTED AFTER 11:00 A.M. CENTRAL TIME, PAYMENT SHALL BE MADE TO YOU OF THE AMOUNT DEMANDED IN IMMEDIATELY AVAILABLE FUNDS NOT LATER THAN 4:00 P.M. CENTRAL TIME ON THE SECOND BUSINESS DAY.

Exhibit “F”

WE HEREBY DO UNDERTAKE TO PROMPTLY HONOR YOUR SIGHT DRAFT OR DRAFTS DRAWN ON US, INDICATING OUR LETTER OF CREDIT NO. __________ FOR THE AMOUNT AVAILABLE TO BE DRAWN ON THIS LETTER OF CREDIT UPON PRESENTATION OF YOUR SIGHT DRAFT IN THE FORM OF SCHEDULE A ATTACHED HERETO DRAWN ON US AT OUR OFFICES SPECIFIED ABOVE DURING OUR USUAL BUSINESS HOURS ON OR BEFORE THE EXPIRATION DATE HEREOF.

EXCEPT AS EXPRESSLY STATED HEREIN, THIS UNDERTAKING IS NOT SUBJECT TO ANY AGREEMENTS, REQUIREMENTS OR QUALIFICATION. OUR OBLIGATION UNDER THIS LETTER OF CREDIT IS OUR INDIVIDUAL OBLIGATION AND IS IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO OR UPON OUR ABILITY TO PERFECT ANY LIEN, SECURITY INTEREST OR ANY OTHER REIMBURSEMENT.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED, THIS LETTER OF CREDIT IS SUBJECT TO INTERNATIONAL STANDBY PRACTICES 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590.

[ISSUER OF LETTER OF CREDIT]

Exhibit “F”

SCHEDULE A TO LETTER OF CREDIT

FOR VALUE RECEIVED

PAY AT SIGHT BY WIRE TRANSFER IN IMMEDIATELY AVAILABLE FUNDS TO _________________________ THE SUM OF U.S. $__________ DRAWN UNDER IRREVOCABLE LETTER OF CREDIT NO. __________, DATED _______________, 20__, ISSUED BY  _________________________.

TO:	[ISSUER OF LETTER OF CREDIT]

[CITY, STATE]

Exhibit “F”

EXHIBIT G

ELECTRICAL CAPACITY

Panel A: 400 amp 120/408v feed from transformer 1: 416 amp 200 amp breaker

Panel B: 400 amp 120/408v feed from transformer 1: 416 amp 200 amp breaker

Panel C: 225 amp 277/280v feed from main switch gear 225 amp breaker

Panel TL10: 225 amp 120/208v feed from transformer TL 208 amp 150 amp breaker

Panel TL11: 225amp 120/208v feed from transformer TL 208 amp 150 amp breaker

Panel TL12: 100amp 120/208v feed from transformer TL 208 amp 150 amp breaker

Exhibit “G”

EXHIBIT H

OFFER SPACE

Exhibit “H”

EXHIBIT I

CLEANING SPECIFICATIONS

SERVICES

Job Descriptions	480 Pleasant St

MAIN LOBBY

Daily*

o	Empty trash receptacles; replace liners (as necessary)

o	Vacuum walk-off mats and carpeted areas

o	Spot-clean carpets with approved spotter

o	Sweep and damp-mop hard-surface floors

o	Clean glass—includes doors, windows within reach of cleaner, and floor directories

o	Spot-clean and sanitize horizontal and vertical surfaces; remove fingerprints, smudges, and stains

o	Wipe down and polish elevator doors

o	Wipe down and polish metal and hard surfaces

o	Wash lobby floor with scrub machine

Weekly

o	Dust horizontal surfaces—includes moldings, baseboards, railings, charts, pictures, window ledges, sills, Venetian blinds, and other surfaces within reach of cleaner.

Monthly

o	High-dust horizontal and vertical surfaces—includes lobby, tops of vestibules, and other surfaces beyond reach of cleaner

o	Machine Scrub lobby floor

* Daily = Five (5) days a week

Exhibit “I”

SERVICES

ELEVATORS

Daily

o	Clean interior walls, doors, ceiling, and bright work

o	Clean and polish exterior doors, trim, and track

o	Vacuum carpeted floors

o	Spot-clean carpets with approved spotter

CORRIDORS, STAIRS, COMMON AREA

Daily

o	Vacuum carpeted floors

o	Spot-clean carpets with approved spotter

o	Spot-clean and sanitize horizontal and vertical surfaces; remove fingerprints, smudges, and stains from glass railing partitions and steel railings

Weekly

o	Dust railings, ledges, fixtures, and fire extinguishers

o	Damp-mop stairs

Yearly

o	Carpet cleaning common area carpets Upon request as extra service

* Daily = Five (5) days a week

Exhibit “I”

EXHIBIT I

CLEANING SPECIFICATIONS

SERVICES

TENANT OFFICE AREA

Daily

o	Empty trash receptacles; replace liners (as necessary)

o	Remove articles labeled "throw out"

o	Sweep and damp-mop hard surface floors

o	Spot vacuum carpeted floors

o	Spot-clean carpets with approved spotter

o	Straighten reception areas—neaten magazines, polish glass tables, etc.

Weekly

o	Dust horizontal surfaces—includes, pictures, window sills, tops of cubicles and other surfaces within reach of cleaner.

Quarterly

o	Dust heating and A/C diffusers

RESTROOMS

Daily

o	Empty trash and feminine receptacles; replace liners (as necessary)

o	Clean and polish stainless steel surfaces

o	Refill paper and hand-soap dispensers

o	Clean and sanitize urinals, sinks, toilets, and shower stalls

o	Polish mirrors and chrome fittings

o	Sweep and damp-mop floors using germicidal solution

o	Spot-clean walls and partitions

o	Dust horizontal and vertical surfaces

Quarterly

o	Machine-scrub restroom floors using germicidal solution

Upon request as extra service

* Daily = Five (5) days a week

Exhibit “I”

SERVICES

CONFERENCE ROOMS

Daily

o	Empty trash receptacles; replace liners (as necessary)

o	Remove articles labeled “throw out”

o	Vacuum carpeted area

o	Spot-clean carpets with approved spotter.

o	Dust horizontal and vertical surfaces.

o	Spot-clean and sanitize horizontal and vertical surfaces, walls, switch plates, and doors; remove smudges and stains

o	Clean and polish conference table

o	Reposition furniture

Weekly

o	Dust window sills, doors, horizontal and vertical surfaces.

Monthly

o	Clean heating and A/C diffusers

TENANT KITCHENETTES

Daily

o	Empty trash receptacles; replace liners (as necessary)

o	Clean and sanitize sinks, tables, countertops; wipe dry

o	Sweep and damp-mop floors using germicidal solution

Yearly

o	Strip and refinish VCT tiled floor surfaces using two (2) coats of seal and three (3) coats of finish Upon request as extra service

* Daily = Five (5) days a eek

Exhibit “I”